Execution Copy

AGREEMENT AND PLAN OF MERGER

among:
AEROCENTURY CORP.,
a Delaware corporation;
FALCON LANDING, INC.,
a California corporation;
JETFLEET HOLDING CORP.,
a California corporation;
and
FORTIS ADVISORS LLC,
as the Shareholder Representative
Dated as of October 26, 2017

Article 1	DEFINITIONS2
Section 1.1	Definitions2
Article 2	THE MERGER11
Section 2.1	Merger of Merger Sub into the Company11
Section 2.2	Closing; Effective Time12
Section 2.3	Exchange Agent; Exchange Fund13
Section 2.4	Conversion of Shares15
Section 2.5	Closing Consideration Schedule and Schedule of Escrow Participants18
Section 2.6	Adjustment of the Merger Consideration18
Section 2.7	Withholding21
Section 2.8	Further Action21
Section 2.9	Tax Treatment21
Article 3	REPRESENTATIONS AND WARRANTIES OF THE COMPANY21
Section 3.1	Due Organization; Subsidiaries21
Section 3.2	Capitalization, Etc21
Section 3.3	Subsidiaries22
Section 3.4	Financial Statements22
Section 3.5	Indebtedness22
Section 3.6	Undisclosed Liabilities22
Section 3.7	Legal Proceedings23
Section 3.8	Intellectual Property23
Section 3.9	Indebtedness with Affiliates23
Section 3.10	Absence of Changes23
Section 3.11	Confidential Information and Invention Assignment Agreements23
Section 3.12	Corporate Documents24
Section 3.13	Tangible Personal Property24
Section 3.14	Real Property; Lease Agreements24
Section 3.15	Receivables24
Section 3.16	Contracts24
Section 3.17	Compliance with Laws; Anti-Corruption and Anti-Bribery Laws25
Section 3.18	Permits25
Section 3.19	Tax Matters25
Section 3.20	Employee and Labor Matters; Company Benefit Plans28
Section 3.21	Environmental Matters29
Section 3.22	Insurance29
Section 3.23	Authority; Binding Nature of Agreement; Non‑Contravention30
Section 3.24	Regulatory Compliance30
Section 3.25	Financial Advisor30
Section 3.26	No Consent31
Section 3.27	280G Matters31
Section 3.28	Book-Entry Shares31
Article 4	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB31
Section 4.1	Due Organization31
Section 4.2	Authority; Binding Nature of Agreement; Non‑Contravention31
Section 4.3	Merger Sub32
Section 4.4	Adequacy of Funds32
Section 4.5	Fairness Opinion32
Section 4.6	No Brokers32
Article 5	COVENANTS AND AGREEMENTS32
Section 5.1	Conduct of Business of the Acquired Companies32
Section 5.2	Fairness Hearing and Company Shareholder Matters33
Section 5.3	Information Statement34
Section 5.4	Notice to Holders of Company Shares34
Section 5.5	Access to Information; Preparation of Financial Statements35
Section 5.6	Public Disclosure35
Section 5.7	Regulatory Approval; Further Assurances35
Section 5.8	Escrow Agreement35
Section 5.9	Pre-Closing Dividends35
Section 5.10	Indemnification of Officers and Directors of the Acquired Companies36
Section 5.11	Parent Financing37
Section 5.12	Certain Tax Matters37
Section 5.13	Notice of Certain Events39
Section 5.14	Supplemental Disclosure Schedules39
Section 5.15	Written Consent40
Section 5.16	Cooperation Following the Closing40
Article 6	CONDITIONS TO THE MERGER40
Section 6.1	Conditions to Obligations of Parent and Merger Sub40
Section 6.2	Conditions to Obligation of the Company42
Section 6.3	Frustration of Closing Conditions43
Article 7	TERMINATION43
Section 7.1	Termination43
Section 7.2	Effect of Termination45
Article 8	INDEMNIFICATION, ETC45
Section 8.1	Survival45
Section 8.2	Indemnification45
Section 8.3	Certain Limitations46
Section 8.4	Limitations on Liability47
Section 8.5	Defense of Third‑Party Claims48
Section 8.6	Mitigation; Insurance49
Section 8.7	Exclusivity49
Section 8.8	Indemnification Claims; Escrow Arrangements49
Article 9	MISCELLANEOUS PROVISIONS51
Section 9.1	Shareholder Representative51
Section 9.2	Expenses54
Section 9.3	Waiver54
Section 9.4	Entire Agreement; Counterparts; Exchanges by Facsimile54
Section 9.5	Governing Law; Consent to Jurisdiction54
Section 9.6	Assignability; Third-Party Rights55
Section 9.7	Notices55
Section 9.8	Severability56
Section 9.9	Construction57
Section 9.10	Specific Performance57

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger ("Agreement") is made and entered into as of October 26, 2017, by and among: AeroCentury Corp., a Delaware corporation ("Parent"); Falcon Landing, Inc., a California corporation and a wholly‑owned Subsidiary of Parent ("Merger Sub"); JetFleet Holding Corp., a California corporation (the "Company"); and, solely with respect to Article 8 and Section 9.1, Fortis Advisors LLC, a Delaware limited liability company, as the Shareholder Representative.
WHEREAS, upon the terms of and subject to the conditions set forth in this Agreement and in accordance with the CGCL, Parent and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger"), and the Company will survive the Merger as a wholly-owned Subsidiary of Parent;
WHEREAS, the board of directors of the Company (the "Company Board") has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders and has approved, adopted and declared the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement, and (ii) recommended the approval and adoption of this Agreement, the Merger and other transactions contemplated by this Agreement by the shareholders of the Company in accordance with the CGCL;
WHEREAS, the board of directors of Parent (the "Parent Board") has determined that the Merger is fair to, and in the best interests of, Parent and its stockholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;
WHEREAS, (i) the board of directors of Merger Sub (the "Merger Sub Board") has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole shareholder and has approved this Agreement and the transactions contemplated by this Agreement, and (ii) Parent, as the sole shareholder of Merger Sub, has approved, in accordance with the CGCL, this Agreement, the Merger and the other transactions contemplated by this Agreement;
WHEREAS, as soon as reasonably practicable following the execution and delivery of this Agreement, Parent and the Company shall apply for the California Permit (as defined hereinafter) as provided in Section 5.2 hereof;
WHEREAS, as soon as reasonably practicable following receipt of the California Permit, the Company shall solicit and obtain from the Requisite Shareholders a written consent (the "Written Consent") adopting this Agreement and approving the Merger and the other transactions contemplated by this Agreement in accordance with Chapter 12 of the CGCL and the relevant provisions of the Articles of Incorporation and bylaws of the Company;
WHEREAS, at the Closing, Parent, the Shareholder Representative and Continental Stock Transfer & Trust Company (the "Escrow Agent"), shall execute an Escrow Agreement substantially in the form attached hereto as Exhibit A, subject to any changes proposed by the Escrow Agent that are reasonably acceptable to Parent and the Company (the "Escrow Agreement");
WHEREAS, pursuant to the Merger, among other things, each of the issued and outstanding shares of Company Common Stock will be converted into the right to receive consideration as set forth in Article 2; and
WHEREAS, as a material inducement for Parent to enter into this Agreement, at the Closing, each of the Key Employees will enter into a Non-Solicitation Agreement with Parent in substantially the form attached hereto as Exhibit C (a "Non-Solicitation Agreement") and each of the Specified Shareholders will enter into a Non-Competition Agreement with Parent in substantially the form attached hereto as Exhibit D (a "Non-Compete Agreement").
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

Article 1

 DEFINITIONS
Section 1.1 Definitions.
(a) The following terms, as used herein, have the following meanings:
"Acquired Companies" means, collectively, the Company and all of its direct and indirect Subsidiaries including JMC, and an "Acquired Company" means the Company or any of its direct and indirect Subsidiaries including JMC.
"Action" means any action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.
"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
"Aggregate Base Cash Consideration" means $3,500,000.
"Aggregate Base Stock Consideration" means 129,286 shares of Parent Common Stock (subject to appropriate adjustment for any stock split (including a reverse stock split), reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon).
"Aggregate Cash Consideration" means the greater of (a) the Aggregate Base Cash Consideration plus or minus, as the case may be, the positive or negative amount of the Consideration Adjustment Amount, and (b) $0.00.
"Aggregate Escrow Balance" means, at any time, the sum of (a) the aggregate amount of cash remaining in the Escrow Fund as of such time, including any interest accrued or income otherwise earned thereon, plus (b) the product of (i) the number of shares of Parent Common Stock remaining in the Escrow Fund as of such time multiplied by (ii) the Deemed Per-Share Value.
"Aggregate Stock Consideration" means a number of shares of Parent Common Stock equal to (a) the number shares of Parent Common Stock comprising the Aggregate Base Stock Consideration minus (b) the quotient obtained by dividing the Conclusive Cash Consideration Shortfall (if any) by the Deemed Per-Share Value (subject to appropriate adjustment for any stock split (including a reverse stock split), reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon), provided that under no circumstances shall the Aggregate Stock Consideration comprise a greater number of shares of Parent Common Stock than the Aggregate Base Stock Consideration.
"Anti-Corruption and Anti-Bribery Laws" shall mean (i) the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, and (ii) any other applicable United States or non-U.S. anti-corruption or anti-bribery laws or regulations.
"Articles of Incorporation" means the Articles of Incorporation of the Company, as filed with the California Secretary of State on January 27, 1994, as amended by the Certificate of Amendment of Amended and Restated Articles of Incorporation of the Company filed with the California Secretary of State on February 28, 1994 and the Certificate of Amendment of Articles of Incorporation of the Company as filed with the California Secretary of State on May 22, 1998.
"Audited Company Financial Statements" has the meaning set forth in Section 3.4.
"Baseline Non-Cash Working Capital" means $450,000.
"Book-Entry Shares" means uncertificated shares of Company Common Stock represented by book entry.
"Business Day" means any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in San Francisco, California.
"Cash Consideration Shortfall" means the lesser of (a) the sum of (i) the Aggregate Base Cash Consideration plus (ii) the Consideration Adjustment Amount, and (b) $0.00.  By way of example, (x) if the Aggregate Base Cash Consideration is $3,500,000 and the Consideration Adjustment Amount is negative $4,000,000, then the Aggregate Cash Consideration would be $0.00 and the Cash Consideration Shortfall would be $500,000, (y) if the Aggregate Base Cash Consideration is $3,500,000 and the Consideration Adjustment Amount is negative $500,000, then the Aggregate Cash Consideration would be $3,000,000 and the Cash Consideration Shortfall would be $0.00, and (c) if the Aggregate Base Cash Consideration is $3,500,000 and the Consideration Adjustment Amount is positive $500,000, then the Aggregate Cash Consideration would be $4,000,000 and the Cash Consideration Shortfall would be $0.00.
"Cash True-Up Amount" (which may be a positive or negative number, or zero) means the Aggregate Cash Consideration minus the Estimated Aggregate Cash Consideration.
"CGCL" means the California General Corporation Law.
"Certificate" means a certificate representing shares of Company Common Stock outstanding immediately prior to the Effective Time.
"Change of Control Payment" means any commission, severance, bonus, or other payment of any kind payable by any Acquired Company to any director, employee or independent contractor that is triggered as a result of the consummation of the Merger, but only to the extent that any such payments remain unpaid as of immediately prior to the Closing, and in each case other than a Third Party Expense.
"Closing Cash" means the amount of Company Cash as of immediately prior to the Closing.
"Closing Distribution Percentage" means the percentage representing (a) one (1) minus (b) the Escrow Percentage.
"Closing Indebtedness" means the consolidated aggregate Indebtedness of all of the Acquired Companies as of immediately prior to the Closing.
"Closing Non-Cash Working Capital" means Non-Cash Working Capital as of immediately prior to the Closing.
"Closing Non-Cash Working Capital Adjustment" (which may be a positive or negative number, or zero) means Closing Non-Cash Working Capital minus Baseline Non-Cash Working Capital.
"Code" means the Internal Revenue Code of 1986, as amended.
"Company Benefit Plan" means any (i) oral or written employment or consulting agreement to or under which any Acquired Company is a party or has any liability, and (ii) employee benefit plan, program or arrangement currently sponsored, maintained or contributed to by any Acquired Company or any ERISA Affiliate, or with respect to which any Acquired Company or any ERISA Affiliate has any liability, including but not limited to employee pension benefit plans, as defined in Section 3(2) of ERISA, multiemployer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option or other compensation plans payable in or based on the Company's equity, stock purchase plans, bonus plans, severance or termination pay plans and policies, and sick pay and vacation plans or arrangements, whether or not described in Section 3(3) of ERISA.
"Company Cash" means, as of a specified time, the consolidated cash and cash equivalents of the Acquired Companies (net of outstanding checks issued by the Acquired Companies, other than checks payable from one Acquired Company to another Acquired Company) as of such time, calculated in accordance with GAAP applied on a basis consistent with the application thereof to the Audited Company Financial Statements; provided that "Cash" shall exclude all cash and cash equivalents that constitute "restricted cash" under GAAP.
"Company Common Stock" means the common stock, par value $0.001 per share, of the Company.
"Company D&O Policy" means the directors and officers insurance policy of the Acquired Companies covering the directors or officers of the Company or any other Acquired Company.
"Company Material Adverse Effect" means any event, change, circumstance, state of facts or effect (when taken together with all other changes, circumstances, states of facts or effects) that (a) would or would reasonably be expected to materially adversely affect or delay the ability of the Company, Parent or Merger Sub to consummate the Merger or (b) has had or would be reasonably expected to have a material adverse effect on the financial condition or business of the Acquired Companies taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and no change or effect arising from, attributable to or relating to any of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) the negotiation (including activities relating to due diligence), execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated herein or any actions taken in compliance herewith, including the impact thereof on the relationships of the Acquired Companies with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Acquired Companies have any relationship; (ii) conditions affecting the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where any Acquired Company has material operations or sales, except to the extent any such condition has a disproportionate effect on the industry in which the Acquired Companies operate or participate; (iii) compliance with the terms of, or the taking of any action required by, this Agreement, or otherwise taken with the written consent of Parent; (iv) any breach by Parent or Merger Sub of this Agreement or the Confidentiality Obligation; (v) the taking of any action by Parent or any of Parent's Subsidiaries; (vi) any change in GAAP or applicable laws (or interpretation thereof); (vii) any acts of God, calamities, acts of war or terrorism, or national or international political or social conditions, except to the extent any such condition has a disproportionate effect on the industry in which the Acquired Companies operate or participate; (viii) any event, occurrence or circumstance related to any Acquired Company or its business, results of operations or financial condition that exists as of the date hereof and is set forth in the Disclosure Schedule (but solely to the extent that it is reasonably apparent on the face of such disclosure that such matter is reasonably likely to result in a material adverse effect); or (ix) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by the Acquired Companies to meet any projections or forecasts for any period.
"Company Preferred Stock" means the preferred stock, par value $0.001 per share, of the Company.
"Company Shareholder" means a holder of shares of Company Common Stock.
"Consideration Adjustment Amount" (which may be a positive or negative number, or zero) means the amount of Closing Cash (if any), minus the amount of Closing Indebtedness (if any), minus the amount of Third Party Expenses (if any), minus the amount of Change of Control Payments (if any), plus or minus, as the case may be, by the positive or negative amount of the Closing Non-Cash Working Capital Adjustment, minus the Representative Reimbursement Amount, and minus the Closing Tax Liability.
"Deemed Per-Share Value" means, with respect to each share of Parent Common Stock, $17.79 (subject to adjustment pursuant to Section 2.4(b) for any stock split (including a reverse stock split), reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon).
"Disclosure Schedule" means the Disclosure Schedule that has been delivered by the Company to Parent on the date of this Agreement.
"Encumbrance" means any encumbrance, charge, claim, limitation, condition, equitable interest, mortgage, covenant, deposit, conditional sale, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim, or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate" means any trade or business, whether or not incorporated, that together with any Acquired Company would be deemed a "single employer" within the meaning of Section 4001(b)(i) of ERISA.
"Escrow Fund" means the escrow fund established pursuant to the Escrow Agreement.
"Escrow Participants" means all Persons who hold shares of Company Common Stock (other than Dissenting Shares) immediately prior to the Effective Time.
"Escrow Participation Percentage" means, with respect to an Escrow Participant, the percentage corresponding to the fraction: (a) having a numerator equal to the aggregate amount of cash distributable to such Escrow Participant at the Closing pursuant to Section 2.4 (prior to deducting any sums contributed to the Escrow Fund therefrom on behalf of such Escrow Participant); and (b) having a denominator the aggregate amount of cash described in clause (a) above with respect to all Escrow Participants.
"Escrow Percentage" means ten percent (10%).
"Escrow Property" means the cash (including any interest accrued or income otherwise earned thereon, and dividends received in respect of shares of Common Stock held in the Escrow Fund and any interest accrued or income otherwise earned thereon) and shares of Parent Common Stock remaining in the Escrow Fund as of such time.
"Estimated Per Share Cash Consideration" means (a) the Estimated Aggregate Cash Consideration divided by (b) the number of Company Common Shares Outstanding.
"Final Schedules" means the Disclosure Schedules as updated by any and all Supplemental Disclosure Schedules permitted pursuant to Section 5.14.
"Fundamental Representations" means the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.5, 3.17(b), 3.21, 3.22(b), 3.23 and 3.25 of this Agreement.
"GAAP" means generally accepted accounting principles in the United States.
"Holdback Account" means the escrow account comprising a part of the Escrow Fund, established by the Escrow Agent to hold the Holdback Amount.
"Holdback Amount" means an amount equal to $175,000.
"Indebtedness" means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money (including overdraft facilities) or indebtedness issued in substitution or exchange for borrowed money, (b) all obligations of such Person for the deferred purchase price of property, assets, securities, equipment or services (other than trade liabilities incurred in the ordinary course of business consistent with past practice), including any earn-out or similar payment obligations valued at the maximum amount payable thereunder, (c) all other obligations of such Person that are evidenced by a note, bond, security, debenture or similar instrument, (d) all obligations of such Person in respect of any letter of credit or acceptance issued or created for the account of such Person (but only to the extent actually drawn and not paid), (e) all obligations of such Person in respect of any interest rate, commodity, currency or financial market swap, option, future or hedging or similar agreement (solely to the extent not included in Third Party Expenses), (f) all obligations of such Person as lessee that have been recorded as capital leases under GAAP, (g) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (h) all accrued but unpaid interest, premiums, make-wholes, penalties, fees, expenses and reimbursements payable under the documentation governing any of the foregoing, including in connection with the repayment or redemption thereof (whether or not actually repaid or redeemed) and (i) all guarantees of any of the foregoing for the benefit of another Person, including by means of pledging any assets or the granting of Encumbrances. For the avoidance of doubt, Indebtedness does not include (x) any amounts included in Third Party Expenses, Change of Control Payments or Non-Cash Working Capital or (y) any intercompany indebtedness.
"Indemnification Basket" means $25,000.
"Indemnification Pro-Rata Portion" means, with respect to each Escrow Participant, (i) the applicable indemnifiable Loss multiplied by (ii) such Escrow Participant's Escrow Participation Percentage.
"IRS" means the United States Internal Revenue Service.
"JMC" means JetFleet Management Corp., a California corporation.
"Key Employee" means each of Toni M. Perazzo, Michael G. Magnusson, Christopher Tigno and Frank Pegueros.
"Knowledge" means, (i) with respect to the Company, the actual knowledge of any executive officer of any Acquired Company or such knowledge as any such executive officer would reasonably be expected to have in the conduct of his or her duties and (ii) with respect to Parent or the Surviving Corporation, the actual knowledge of any executive officer of Parent or Surviving Corporation or such knowledge as any such executive officer would reasonably be expected to have in the conduct of his or her duties.
"Majority of the Minority Shareholders" mean shareholders of the Company, other than the Specified Shareholders, holding at least a majority of all shares of outstanding Company Common Stock held by shareholders of the Company other than the Specified Shareholders.
"Merger Consideration" means the Aggregate Cash Consideration and the Aggregate Stock Consideration.
"Non-Cash Working Capital" (which may be a positive or negative number, or zero) means the consolidated current assets of the Acquired Companies less the consolidated current liabilities of the Acquired Companies, in each case as of immediately prior to the Closing, determined in accordance with GAAP applied on a basis consistent with the Audited Company Financial Statements.  Non-Cash Working Capital shall exclude all Company Cash, all Indebtedness, all Third Party Expenses, all Change of Control Payments, any items taken into account for the purposes of calculating the Closing Tax Liability and all shares of Parent Common Stock.
"Number of Company Common Shares Outstanding" means the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time.
"Parent Common Stock" means common stock, par value $0.001 per share, of Parent.
"Parent Indemnitees" means Parent and its Affiliates (including each Acquired Company after the Closing) and each of their respective stockholders, directors, officers, employees and agents.
"Parent Material Adverse Effect" means any material adverse effect on the financial condition or business of Parent; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and no change or effect arising from, attributable to or relating to any of the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect: (i) the negotiation (including activities relating to due diligence), execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated herein or any actions taken in compliance herewith, including the impact thereof on the relationships of Parent with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom Parent has any relationship; (ii) conditions affecting the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where Parent has material operations or sales, except to the extent any such condition has a disproportionate effect on the industry in which Parent operates or participates; (iii) compliance with the terms of, or the taking of any action required by, this Agreement, or otherwise taken with the written consent of the Company; (iv) any breach by the Company of this Agreement; (v) the taking of any action by any of the Acquired Companies; (vi) any change in GAAP or applicable laws (or interpretation thereof); (vii) any acts of God, calamities, acts of war or terrorism, or national or international political or social conditions, except to the extent any such condition has a disproportionate effect on the industry in which Parent operates or participates; (viii) any event, occurrence or circumstance related to Parent or its business, results of operations or financial condition that exists as of the date hereof and is set forth in public filings by Parent with the U.S. Securities and Exchange Commission (but solely to the extent that it is reasonably apparent in such filings that such matter is reasonably likely to result in a material adverse effect on the financial condition or business of Parent); or (ix) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by Parent to meet any projections or forecasts for any period.
"Party" means Parent, Merger Sub, the Company and the Shareholder Representative.
"Per Share Cash Consideration" means (a) the Aggregate Cash Consideration divided by (b) the number of Company Common Shares Outstanding.
"Per Share Stock Consideration" means a number of fully paid and nonassessable shares of Parent Common Stock equal to (a) the number of shares of Parent Common Stock comprising the Aggregate Stock Consideration divided by (b) the Number of Company Common Shares Outstanding.
"Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
"Principal Documents" means (i) this Agreement, (ii) the Escrow Agreement, (iii) each agreement, instrument or document attached as an exhibit to this Agreement, (iv) the Non-Solicit Agreements, (v) the Non-Compete Agreements and (vi) each other agreement, certificate (including the Company Compliance Certificate), document and instrument to be executed by any of the parties at or prior to the Closing pursuant to this Agreement.
"Representative Reimbursement Amount" means $50,000.
"Requisite Shareholders" mean (a) shareholders of the Company holding at least a majority of all shares of outstanding Company Common Stock, and (b) a Majority of the Minority Shareholders.
"Specified Representations" means the representations and warranties made in Section 3.1 (but only the first sentence thereof), Section 3.2(a)(ii), Section 3.2(a)(iii), Section 3.2(b), Section 3.3, Section 3.4 (but only the last sentence thereof), Section 3.10(a), Section 3.10(d), Section 3.10(e), Section 3.10(f), Section 3.16(a)(iv), Section 3.16(a)(vi), Section 3.17(b), Section 3.19(a) (but only the third sentence thereof), Section 3.19(f), Section 3.19(g), Section 3.19(m), Section 3.19(n), Section 3.20(b) (but only the last sentence thereof), Section 3.21, Section 3.22(b), Section 3.23, Section 3.24, Section 3.26 and Section 3.28 of this Agreement.
"Specified Shareholders" means Toni M. Perazzo, each other officer and director of the Company that is a Company Shareholder, and each Affiliate of the foregoing Persons that is a Company Shareholder.
"Subsidiary" or "Subsidiaries" means, with respect to any Person, any corporation or other entity, of which such Person or any other Subsidiary of such Person directly or indirectly owns or controls, or purports to own or control, beneficially or of record, (a) an amount of voting securities of or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity's board of directors or other persons performing similar functions; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such entity.
"Tax" or "Taxes" means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch profits, payroll, withholding, employment, social security, unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, unclaimed property, escheat, transfer and gains taxes, and customs duties.
"Tax Representations" means the representations and warranties made in Section 3.19 of this Agreement.
"Third Party Expenses" means out‑of‑pocket fees and expenses payable by the Acquired Companies to any Person for services performed, or for any consents obtained or to be obtained, in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including any amounts payable to any brokers, financial advisors, accountants or legal advisors, but only to the extent that any such fees and expenses remain unpaid as of immediately prior to the Closing, provided, however, that Third Party Expenses shall not include any compensation or other amounts paid or payable to employees and consultants of the Company incurred in the ordinary course of business (or Taxes related to such compensation), whether or not such employees or consultants are engaged in activities related to the Merger or other transactions contemplated by this Agreement.
"Transaction Tax Liability" means the aggregate unpaid liability of the Company at the Closing for Taxes arising from the Pre-Closing Stock Dividend (including, without limitation, taxes arising from gain recognized under Section 311 of the Code and any similar applicable state and local law provisions), the Pre-Closing Cash Dividend, the Merger or the other transactions contemplated by this Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Advisory Group	Section 9.1(c)
Aggregate Number of Released Parent Shares	Section 8.8(g)(i)
Aggregate Pending Claim Amount	Section 8.8(e)
Aggregate Release Amount	Section 8.8(g)
Agreement	Preamble
Agreement of Merger	Section 2.2(a)
Audited Company Financial Statements	Section 3.4
Breach	Section 8.4(b)
California Commissioner	Section 5.2(a)
California Permit	Section 5.2(a)
Claimed Amount	Section 8.8(a)
Closing	Section 2.2(a)
Closing Consideration Schedule	Section 2.5(a)
Closing Date	Section 2.2(a)
Closing Tax Liability	Section 5.12(g)
Company	Preamble
Company Balance Sheet	Section 3.4
Company Board	Recitals
Company Calculated Purchase Price	Section 2.5
Company Compliance Certificate	Section 2.2(b)(ii)
Company Financial Statements	Section 3.4
Company IP Rights	Section 3.8(a)
Company Returns	Section 3.19(a)
Company Shareholder Notices	Section 5.4
Conclusive Cash Consideration Shortfall	Section 2.6(e)
Conclusive Cash True-Up Amount	Section 2.6(e)
Confidentiality Obligation	Section 5.5
Contested Amount	Section 8.8(b)
Credit Agreement	Section 5.11
Dissenting Shares	Section 2.4(k)
D&O Tail Policy	Section 5.10(d)
Effective Time	Section 2.2(a)
End Date	Section 7.1(b)
Environmental Requirements	Section 3.21
Escrow Agent	Recitals
Escrow Agreement	Recitals
Escrow Release Date	Section 8.1
Estimated Aggregate Cash Consideration	Section 2.5(a)
Estimated Cash Consideration Adjustment Amount	Section 2.5(a)
Estimated Consideration Adjustment Amount	Section 2.5(a)
Estimated Stock Consideration Adjustment Amount	Section 2.5(a)
Exchange Agent	Section 2.3(a)
Exchange Agent	Section 2.3(a)
Exchange Fund	Section 2.3(a)
Exchange Fund	Section 2.3(a)
Fairness Hearing	Section 5.2(a)
Fairness Hearing Law	Section 5.2(a)
Indemnification Claim	Section 8.8(a)
Indemnified Parties	Section 5.10(a)
Information Statement	Section 5.3
Letter of Transmittal	Section 2.4(g)
Loss and Losses	Section 8.2
Lubin Olson	Section 9.1(g)
Merger	Recitals
Merger Sub	Preamble
Merger Sub	Recitals
Neutral Accounting Arbitrator	Section 2.6(c)
Non-Compete Agreement	Recitals
Non-Merger D&O Claims	Section 8.2(h)
Non-Solicit Agreement	Recitals
Notice of Indemnification Claim	Section 8.8(a)
Objection Statement	Section 2.6(b)
Parent	Preamble
Parent Board	Recitals
Parent Calculated Cash Consideration Shortfall	Section 2.6(a)
Parent Calculated Cash True-Up Amount	Section 2.6(a)
Parent Prepared Consideration Schedule	Section 2.6(a)
Payoff Letter	Section 6.1(d)
Permit Information Statement	Section 5.2(a)
Pre-Closing Dividend	Section 5.9
Pre‑Closing Period	Section 5.1
Requisite Bank Consent	Section 5.11
Resolution Period	Section 2.6(b)
Response Notice	Section 8.8(b)
Schedule of Escrow Participants	Section 2.5(b)
Shareholder Representative	Section 9.1(a)
Shareholder Representative Engagement Agreement	Section 9.1(c)
Shareholder Representative Group	Section 9.1(c)
Significant Breach	Section 8.4(b)
Significant Contract	Section 3.16(a)
Straddle Period	Section 5.12(c)
Subsidiary Shares	Section 3.3(a)
Supplemental Disclosure Schedule	Section 5.14
Surviving Corporation	Section 2.1(a)
Tax Reserve	Section 5.12(f)
Third‑Party Claim	Section 8.5
Transaction Documents	Section 8.2
Unresolved Escrow Claim	Section 8.8(e)
Written Consent	Recitals

Article 2

 THE MERGER
Section 2.1 Merger of Merger Sub into the Company.
(a) Upon the terms and subject to the provisions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company.  By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation").
(b) The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CGCL.  The Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B and the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time.  The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who were the directors and officers of Merger Sub immediately prior to the Effective Time.
Section 2.2 Closing; Effective Time.
(a) The consummation of the Merger and other transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable, but no later than two (2) Business Days after the satisfaction or waiver of the last of the conditions set forth in Article 6 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), and in no event earlier than ten (10) days following the delivery of the Company Shareholder Notices, unless the parties hereto otherwise agree in writing.  The Closing shall be held at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California, unless the parties hereto otherwise agree in writing.  The date on which the Closing actually takes place is referred to as the "Closing Date."  Subject to the provisions of this Agreement, an agreement of merger (the "Agreement of Merger"), as provided by Section 1101 of the CGCL, and related officers' certificates satisfying the applicable requirements of the CGCL, will be duly prepared by the parties, executed on behalf of the Company and thereafter delivered to the California Secretary of State for filing, as provided in the CGCL, on the Closing Date.  The Merger will become effective upon the later of the acceptance for filing of the Agreement of Merger by the California Secretary of State or at such later time as is provided in the Agreement of Merger (the "Effective Time").  The Merger will, from and after the Effective Time, have all the effects provided by Section 1107 of the CGCL and other applicable law.
(b) At the Closing, subject to the satisfaction or waiver by the Company of the conditions set forth in Section 6.2, the Company shall deliver or cause to be delivered to Parent the following documents:
(i) executed copies of any Principal Documents to which it is a party or signatory (to the extent not previously delivered);
(ii) a certificate of an officer of the Company (the "Company Compliance Certificate") certifying that (A) the conditions set forth in Sections 6.1(a), 6.1(b) and 6.1(c) have been satisfied, and (B) that the principal terms of this Agreement have been approved by the affirmative vote of the Requisite Shareholders in accordance with the CGCL, Articles of Incorporation and bylaws of the Company;
(iii) a certificate described in Treasury Regulation Section 1.1445-2(c)(3) certifying that none of the interests in the Company are U.S. real property interests for purposes of Section 1445 of the Code in a form specified by Parent and reasonably acceptable to the Company;
(iv) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, of the resolutions duly and validly adopted by the Company Board evidencing its authorization of the execution and delivery of this Agreement and the other Principal Documents to which the Company is a party or signatory and the consummation of the Merger and other transactions contemplated by this Agreement;
(v) good standing certificate of each of the Company and JMC from the California Secretary of State dated as of a date not earlier than five (5) days prior to the Closing Date;
(vi) the Written Consent executed by the Requisite Shareholders;
(vii) a schedule of Escrow Participants that sets forth their respective Escrow Participation Percentages and the amount of funds contributed to the Escrow Fund at the Closing that is allocable to each such Escrow Participant;
(viii) the Non-Solicitation Agreements executed by the Key Employees;
(ix) the Non-Compete Agreements executed by the Specified Shareholders; and
(x) the Final Schedules.
(c) At the Closing, subject to the satisfaction or waiver by Parent of the conditions set forth in Section 6.1:
(i) each of Parent and Merger Sub shall cause to be delivered to the Company executed copies of any Principal Documents to which it is a party or signatory (to the extent not previously delivered);
(ii) Parent shall cause to be delivered to the Company a certificate of an officer of Parent certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied;
(iii) each of Parent and Merger Sub shall cause to be delivered to the Company true and complete copies, certified by the Secretary or an Assistant Secretary of each of Parent and Merger Sub, respectively, of the resolutions duly and validly adopted by the Parent Board and Merger Sub Board, respectively, evidencing their respective authorizations of the execution and delivery of this Agreement and the other Principal Documents to which Parent and Merger Sub are parties or signatories and the consummation of the Merger and other transactions contemplated by this Agreement; and
(iv) If the Exchange Fund has not previously been deposited with the Exchange Agent pursuant to the second sentence of Section 2.3(a), Parent shall deposit or cause to be deposited with the Exchange Agent the Exchange Fund;
(v) Parent shall deposit or cause to be deposited the Holdback Amount in the Holdback Account;
(vi) Parent shall pay or cause to be paid to the Shareholder Representative the Expense Reimbursement Amount as provided in Section 9.1(b); and
(vii) Parent shall pay, or cause to be paid, on behalf of the Acquired Companies, (i) the Indebtedness in accordance with the Payoff Letters, (ii) the Third Party Expenses pursuant to the instructions provided by the Company in the Closing Consideration Schedule and (iii) the Change of Control Payments pursuant to the instructions provided by the Company in the Closing Consideration Schedule.
Section 2.3 Exchange Agent; Exchange Fund.
(a) Prior to the Effective Time, Parent shall designate a bank or trust company or other Person (which may include the Company), subject to the approval of the Company (such approval not to be unreasonably withheld, delayed or conditioned), to act as paying and exchange agent (the "Exchange Agent") pursuant to a form of paying and exchange agent agreement reasonably satisfactory to the Company to be entered into between the Exchange Agent and Parent, for the purpose of exchanging shares of Company Common Stock for the portion of the Merger Consideration then due to the Company Shareholders pursuant to Section 2.4.  At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, in trust for the benefit of the Company Shareholders contemplated by Section 2.4(a)(ii), (i) an aggregate amount of cash sufficient to deliver the portion of the Aggregate Cash Consideration payable pursuant to Section 2.4(a)(ii)(A) (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.4(c)) and (ii) an aggregate number of shares of Parent Common Stock sufficient to deliver the portion of the Aggregate Stock Consideration payable pursuant to pursuant to Section 2.4(a)(ii)(B).  In addition, Parent shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Effective Time, (i) any dividends or other distributions payable pursuant to Section 2.3(e) and (ii) cash in lieu of any fractional shares payable pursuant to Section 2.4(c). All shares of Parent Common Stock and cash, together with the amount of any such cash dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.3(a), shall hereinafter be referred to as the "Exchange Fund".
(b) The Exchange Agent will deliver to the Surviving Corporation, upon the Surviving Corporation's demand, any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the former Company Shareholders upon expiration of the period ending one (1) year after the Effective Time. Thereafter, any former Company Shareholder who has not complied with this Section 2.3 prior to such time, may look only to the Surviving Corporation for payment of his, her or its claim for Merger Consideration to which such holder may be entitled.
(c) Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any Person for any amount properly paid from the Exchange Fund or delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
(d) Parent shall cause the Exchange Agent to invest the Exchange Fund in a money market fund registered under the Investment Company Act of 1940, as amended, the principal of which is invested solely in obligations issued or guaranteed by the United States Government and repurchase agreements in respect of such obligations.  Any interest and other income resulting from such investment shall be added to the Exchange Fund and distributed pursuant to the terms of this Agreement and the Escrow Agreement.
(e) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest and subject to any required Tax withholding, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.
Section 2.4 Conversion of Shares.
(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, the Shareholder Representative, the Exchange Agent or any shareholder of the Company, subject to the other provisions of this Section 2.4:
(i) each share of Company Common Stock that is owned by the Company as treasury stock, if any, each share of Company Common Stock that is owned by any other Acquired Company, if any, and each share of Company Common Stock that is owned directly or indirectly by Parent or Merger Sub, if any, immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(ii) each share of Company Common Stock outstanding immediately prior to the Effective Time (except for shares to be cancelled and retired in accordance with Section 2.4(a)(i) and any Dissenting Shares) shall be cancelled and converted into the right to receive:
(A) an amount in cash, without interest, equal to the sum of: (1) the product of (x) the Closing Distribution Percentage multiplied by (y) the Per Share Cash Consideration; plus (2) any cash disbursements required to be made from the Escrow Fund with respect to such share of Company Common Stock to the former holder thereof in accordance with Section 8.8 (as and when such disbursements are required to be made), and
(B) a number of shares of Parent Common Stock (which shall be issued in book entry form) equal to the sum of: (1) the product of (x) the Closing Distribution Percentage multiplied by (y) the Per Share Stock Consideration; plus (2) any disbursements of Parent Common Stock required to be made from the Escrow Fund with respect to such share of Company Common Stock to the former holder thereof in accordance with Section 8.8 (as and when such disbursements are required to be made); and
(iii) each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
(b) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent (or any other securities convertible therefor or exchangeable thereto) shall occur as a result of any reclassification, stock split (including a reverse stock split), combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any similar event, in each case, other than pursuant to the transactions contemplated by this Agreement, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to provide to the Company Shareholders the same economic effect as contemplated by this Agreement prior to such action.
(c) The amount of cash each Company Shareholder is entitled to receive pursuant to Section 2.4(a)(ii)(A) shall be rounded to the nearest whole cent and computed after aggregating cash amounts payable to such holder hereunder in consideration of such holder's Company Common Stock.  The number of shares of Parent Common Stock that each holder of Company Common Stock is entitled to receive pursuant to Section 2.4(a)(ii)(B) shall be rounded down to the nearest whole number of shares of Parent Common Stock and computed after aggregating all shares of Parent Common Stock issuable to such holder hereunder in consideration of such holder's Company Common Stock.  In lieu of any fractional shares of Parent Common Stock to which any holder of Company Common Stock would otherwise be entitled (after aggregating all shares of Parent Common Stock issuable to such holder pursuant to the immediately preceding sentence), such holder shall receive from Parent an amount in cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Deemed Per-Share Value.
(d) At the Effective Time (or after the Effective Time with respect to any shares of Company Common Stock that lose their status as Dissenting Shares):
(i) Parent shall cause to be delivered to the Escrow Agent, with respect to each share of Company Common Stock outstanding immediately prior to the Effective Time that is not a Dissenting Share, an amount in cash equal to the product of (A) the Escrow Percentage multiplied by (B) the Estimated Per Share Cash Consideration, as a contribution to the Escrow Fund; and
(ii) Parent shall cause to be delivered to the Escrow Agent, with respect to each share of Company Common Stock outstanding immediately prior to the Effective Time that is not an Dissenting Share, a number of shares of Parent Common Stock equal to the product of (A) the Escrow Percentage multiplied by (B) the Per Share Stock Consideration, as a contribution to the Escrow Fund;
The Escrow Fund shall be held and released by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.
(e) The number of shares of Parent Common Stock to be delivered to the Escrow Agent pursuant to Section 2.4(d)(ii) shall be aggregated with respect to all shares of Company Common Stock and then rounded down to the nearest whole number of shares of Parent Common Stock.  In lieu of any fractional shares of Parent Common Stock that would otherwise be deliverable to the Escrow Agent but for the provisions of the preceding sentence, the Company will deliver to the Escrow Agent, as a contribution to the Escrow Fund, an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Deemed Per-Share Value.
(f) At the Effective Time: (i) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and all holders of record of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, except the right to receive consideration in accordance with Section 2.2(a) (provided, however, that, Dissenting Shares will entitle the holder thereof only the right to receive the fair market value of such shares in accordance with the provisions of the CGCL); and (ii) the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.
(g) Parent shall cause Exchange Agent to promptly (x) pay each Company Shareholder the aggregate dollar amount receivable by such holder under Section 2.4(a)(ii)(A) and (y) deliver to each Company Shareholder the aggregate number of shares of Parent Common Stock receivable by such holder under Section 2.4(a)(ii)(B) following surrender of the Certificate or Certificates representing such shares of Company Common Stock and the delivery to the Exchange Agent of (i) a letter of transmittal in form and substance satisfactory to Parent and the Company (the "Letter of Transmittal"), duly executed and completed in accordance with the instructions thereto; and (ii) completed IRS Forms W‑8 and/or W‑9, if applicable.  Parent shall cause Exchange Agent to pay such dollar amount to such holder in immediately available funds and deliver such shares of Parent Common Stock to such holder within two (2) Business Days after such surrender.  Each such Certificate so surrendered shall be cancelled.  Until surrendered as contemplated by this Section 2.4(g), each such Certificate shall be deemed after the Effective Time to represent only the right to receive following such surrender the consideration receivable with respect to the shares of Company Common Stock previously represented by such Certificate.
(h) If any Certificate shall have been lost, stolen or destroyed, then, notwithstanding anything to the contrary contained in Section 2.4(g), upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the presentation of such affidavit to the Exchange Agent, Parent shall cause Exchange Agent to pay to such Person the consideration receivable with respect to the Company Common Stock represented by such lost, stolen or destroyed Certificate.
(i) Parent shall cause Exchange Agent to, as soon as reasonably practicable following the issuance of the California Permit (and in any event within three (3) Business Days after the date thereof), mail or otherwise deliver, to each holder of record of Certificates, a Letter of Transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Company (prior to the Effective Time and subject to the Company delivering such Certificates to Parent at the Effective Time) or of the Certificates to the Exchange Agent (after the Effective Time) and instructions for use in effecting the surrender of the Certificates pursuant to such Letter of Transmittal.  No interest shall accrue or be paid on the cash amount payable upon the surrender of any Certificate for the benefit of the holder of such Certificate.
(j) If any Merger Consideration is to be remitted to a name other than that in which a Certificate is registered, no Merger Consideration may be paid in exchange for such surrendered Certificate unless:
(i) the Certificate so surrendered is properly endorsed, with signature guaranteed, or otherwise in proper form for transfer; and
(ii) the Person requesting such payment shall (A) pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or (B) establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(k) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock with respect to which dissenters' rights, if any, then remain available by reason of the Merger pursuant to Chapter 13 of the CGCL ("Dissenting Shares") at or after the Effective Time shall not be converted into the right to receive the consideration described in Section 2.4(a), but rather shall be entitled to only such rights as are granted by the CGCL to a holder of Dissenting Shares.  At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except for any rights with respect to such Dissenting Shares that are provided in Chapter 13 of the CGCL.  Notwithstanding the foregoing, if any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive consideration in accordance with Section 2.4(a), without interest thereon, following the surrender of the Certificate or Certificates representing such shares.  The Company shall give Parent and Merger Sub prompt notice of any written demands for appraisal and withdrawals of demands for appraisal received by the Company prior to the Effective Time pursuant to the CGCL.  The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand without the prior written consent of Parent.
Section 2.5 Closing Consideration Schedule and Schedule of Escrow Participants.  No later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent:
(a) a schedule (the "Closing Consideration Schedule") setting forth the Company's good faith estimate, as of immediately prior to the Closing, of (A) the amount of the Pre-Closing Cash Dividend, (B) Closing Cash, (C) Closing Indebtedness, (D) Third Party Expenses (including the names, amounts and payment instructions for each such Third Party Expense), (E) Change of Control Payments (including the names, amounts and payment instructions for each such Change of Control Payment), (F) Closing Non-Cash Working Capital and the Closing Non-Cash Working Capital Adjustment, (G) the Consideration Adjustment Amount (such estimated Consideration Adjustment Amount, the "Estimated Consideration Adjustment Amount"), (H) the Aggregate Cash Consideration (such estimated amount of the Aggregate Cash Consideration, the "Estimated Aggregate Cash Consideration"), (I) the Per Share Cash Consideration, (J) the Cash Consideration Shortfall (such estimated Cash Consideration Shortfall, the "Estimated Cash Consideration Shortfall") and (K) the Aggregate Stock Consideration, together with reasonable supporting detail therefor;
(b) a schedule (the "Schedule of Escrow Participants") setting forth (i) the name and, to the extent known, address and email address of each Escrow Participant and (ii) with respect to each Escrow Participant: (A) such Escrow Participant's Escrow Participation Percentage, (B) the number of shares of Company Common Stock held by such Escrow Participant including Stock Certificate numbers, (C) the amount of required withholding, if any, from the Merger Consideration payable to such Escrow Participant and (D) any special instructions or information with respect to such Escrow Participant reasonably required by the Shareholder Representative, the Exchange Agent or the Escrow Agent; and.
(c) a certificate signed by a duly authorized officer of the Company certifying that the information set forth in the Closing Consideration Schedule was calculated in good faith in accordance with the books and records of the Company and this Agreement.
Section 2.6 Adjustment of the Merger Consideration.
(a) Parent Prepared Consideration Schedule.  As soon as reasonably practicable following the Closing Date, and in no event within sixty (60) calendar days thereafter, Parent shall prepare and deliver to the Shareholder Representative a schedule (the "Parent Prepared Consideration Schedule") setting forth Parent's good faith calculation of (i) the Consideration Adjustment Amount, (ii) the Aggregate Cash Consideration, (iii) the Cash True-Up Amount (the "Parent Calculated Cash True-Up Amount"), (iv) the Cash Consideration Shortfall (the "Parent Calculated Cash Consideration Shortfall") and (v) the Aggregate Stock Consideration, together with reasonable supporting detail therefor and a certificate signed by a duly authorized officer of Parent certifying that the information set forth in the Parent Prepared Consideration Schedule was calculated in good faith in accordance with this Agreement.  Any fees and expenses incurred by Parent in preparing the Parent Prepared Consideration Schedule shall be paid by Parent.  If the Parent Prepared Consideration Schedule is not delivered to the Shareholder Representative within sixty (60) days after the Closing Date, then, at the written election of the Shareholder Representative, Parent shall be deemed to have accepted and agreed to the Closing Consideration Schedule (including the Aggregate Cash Consideration and Aggregate Stock Consideration set forth therein), and such agreement shall be final and binding on the parties.
(b) Review of Parent Prepared Consideration Schedule.  After any receipt of the Parent Prepared Consideration Schedule within sixty (60) days after the Closing Date, the Shareholder Representative shall have thirty (30) calendar days to review the Parent Prepared Consideration Schedule, together with the supporting documentation and work papers used in its preparation.  Parent shall, and shall cause Surviving Corporation to, provide the Shareholder Representative and its advisors with access upon reasonable notice and at reasonable times to the relevant books and records and employees and independent accountants (subject to execution of a customary independent accountant access letter) of Parent and Surviving Corporation in connection with the Shareholder Representative's review of the Parent Prepared Consideration Schedule, together with the supporting documentation and the work papers used in their preparation and shall furnish the Shareholder Representative and its advisors with any other information reasonably requested relating to the calculation of the items set forth in the Parent Prepared Consideration Schedule.  Any fees and expenses incurred by the Shareholder Representative in undertaking such review shall be paid by the Shareholder Representative (on behalf of all Escrow Participants).  Unless the Shareholder Representative delivers to Parent written notice setting forth the specific items disputed by the Shareholder Representative (the "Objection Statement") on or prior to the thirtieth (30th) calendar day after his, her or its receipt of the Parent Prepared Consideration Schedule, the Shareholder Representative and the Escrow Participants shall be deemed to have accepted and agreed to the Parent Prepared Consideration Schedule (including the Parent Calculated Cash True-Up Amount and Parent Calculated Cash Consideration Shortfall set forth therein), and such agreement shall be final and binding on the parties.  Any items on the Parent Prepared Consideration Schedule as to which the Shareholder Representative has not given notice of its objection on the Objection Statement shall be deemed to have been agreed upon by the parties.  If the Shareholder Representative so notifies Parent of his, her or its objections to the Parent Prepared Consideration Schedule and provides Parent with the Objection Statement, Parent and the Shareholder Representative shall, within thirty (30) calendar days following receipt of the Objection Statement, which period may be extended by written agreement of Parent and the Shareholder Representative (such period, as it may be extended, the "Resolution Period"), attempt to resolve their differences.  Any resolution by Parent and the Shareholder Representative during the Resolution Period as to any disputed amounts shall be reduced to writing and shall be final, binding and conclusive.  For the avoidance of doubt, the Escrow Participants shall be deemed to have accepted and agreed to any such resolution reached between Parent and the Shareholder Representative.
(c) Neutral Accounting Arbitrator.  If Parent and the Shareholder Representative do not resolve all disputed items by the end of the Resolution Period, then all items remaining in dispute shall, unless otherwise agreed by the parties in writing, be submitted within ten (10) calendar days after the expiration of the Resolution Period to an independent accounting firm mutually acceptable to Parent and the Shareholder Representative (the "Neutral Accounting Arbitrator").  The Neutral Accounting Arbitrator shall act as an arbitrator to determine only those items in dispute, and for each such item shall determine a value within the range of values submitted therefor by Parent and the Shareholder Representative in the Parent Prepared Consideration Schedule and the Objection Statement.  Parent and the Shareholder Representative shall direct the Neutral Accounting Arbitrator to deliver to Parent and the Shareholder Representative a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Accounting Arbitrator by the Shareholder Representative and Parent) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination shall be final, binding and conclusive.  In the event that either Parent or the Shareholder Representative fails to submit its statement regarding any items remaining in dispute within the time determined by the Neutral Accounting Arbitrator, then the Neutral Accounting Arbitrator shall render a decision based solely on the evidence timely submitted to the Neutral Accounting Arbitrator by Parent and the Shareholder Representative.  The Neutral Accounting Arbitrator shall also deliver to Parent and the Shareholder Representative, together with its determination of the disputed items, a statement containing the Neutral Accounting Arbitrator's calculation of (i) the Consideration Adjustment Amount, (ii) the Aggregate Cash Consideration, (iii) the Cash True-Up Amount, (iv) the Cash Consideration Shortfall and (v) the Aggregate Stock Consideration, in each case based upon the disputed items determined by the Neutral Accounting Arbitrator and any undisputed items.
(d) Each party shall bear its own legal fees and other costs of presenting its case to the Neutral Accounting Arbitrator.  The fees and expenses of the Neutral Accounting Arbitrator shall be paid one-half by Parent and one-half by the Shareholder Representative (on behalf of all of Escrow Participants).
(e) The Cash True-Up Amount, which is either agreed upon by Parent and the Shareholder Representative (including a deemed agreement under Section 2.6(a) or 2.6(b)) or calculated by the Neutral Accounting Arbitrator in accordance with Section 2.6(c), shall be the "Conclusive Cash True-Up Amount."  The Cash Consideration Shortfall, which is either agreed upon by Parent and the Shareholder Representative (including a deemed agreement under Section 2.6(a)) or  2.6(b)) or calculated by the Neutral Accounting Arbitrator in accordance with Section 2.6(c), shall be the "Conclusive Cash Consideration Shortfall."
(f) Post‑Closing True‑Up.
(i) If the absolute value of the Conclusive Cash True-Up Amount is less than or equal to $10,000, then there shall be no adjustment to the Aggregate Cash Consideration, and Parent and the Shareholder Representative shall jointly instruct the Escrow Agent to release to the Exchange Agent the full Holdback Amount, and no other payments shall be made pursuant to this Section 2.6(f).
(ii) If the Conclusive Cash True-Up Amount is a negative number and the absolute value of such number exceeds $10,000, then the Shareholder Representative and Parent shall jointly instruct the Escrow Agent to (A) release to Parent from the Holdback Account and, if there shall be insufficient funds in the Holdback Account, the remainder from the Escrow Fund (and the Aggregate Cash Consideration shall be decreased by) an amount of cash equal to the absolute value of the Conclusive Cash True-Up Amount and (B) if applicable, release to the Exchange Agent for payment to the Company Shareholders the remaining balance of the Holdback Amount.
(iii) If the Conclusive Cash True-Up Amount is a positive number and the absolute value of such number exceeds $10,000, then the Aggregate Cash Consideration shall be increased by an amount equal to the Conclusive Cash True-Up Amount, and Parent shall (A) deliver such amount in cash to the Exchange Agent (to be paid to the Company Shareholders) according to the provisions of Sections 2.4 as if such increase in the Aggregate Cash Consideration were payable at the Effective Time and (B) release to the Exchange Agent for payment to the Company Shareholders the full balance of the Holdback Account.
(iv) All payments to be made pursuant to this Section 2.6(f) shall be made on or before the tenth (10th) Business Day following the date on which Parent and the Shareholder Representative agree to, or the Neutral Accounting Arbitrator delivers, the Conclusive Statement and the Conclusive Adjustment Statement.
(v) If the Conclusive Cash Consideration Shortfall is greater than zero, then, then the Shareholder Representative and Parent shall jointly instruct the Escrow Agent to release to Parent from the Escrow Fund a number of shares of Parent Common Stock equal to (A) the Conclusive Cash Consideration Shortfall divided by (B) the Deemed Per-Share Value (subject to appropriate adjustment for any stock split (including a reverse stock split), reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon).
Section 2.7 Withholding.  Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to withhold from any Aggregate Cash Consideration payable pursuant to this Article 2 to any holder or former holder of Company Common Stock such amounts as Parent or the Surviving Corporation are actually required to withhold from such consideration under the Code or any corresponding provision of applicable state, local or foreign tax law.  If Parent, the Surviving Corporation or the Exchange Agent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which Parent, the Surviving Corporation or the Exchange Agent, as the case may be, made such deduction and withholding. Parent, the Surviving Corporation and the Exchange Agent shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate governmental tax authority.
Section 2.8 Further Action.  If, at any time after the Effective Time, any further action is necessary to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall take, and shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take, such action.
Section 2.9 Tax Treatment.  The parties agree to treat the Merger as a taxable sale for U.S. federal income tax purposes.

Article 3

 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent and Merger Sub that as of the date hereof and as of the Closing Date, except as disclosed in the Disclosure Schedule (as updated by the Final Schedules as of the Closing Date):
Section 3.1 Due Organization; Subsidiaries.  Each of the Acquired Companies is a corporation duly organized, validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the state or other jurisdiction of its formation and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted. Each of the Acquired Companies is qualified to do business as a foreign corporation under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Company Material Adverse Effect.
Section 3.2 Capitalization, Etc.
(a) The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock and 200,000 shares of Company Preferred Stock, of which 200,000 shares are designated as Series A Preferred Stock.  As of the date of this Agreement, (i) 362,194 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Preferred Stock are issued and outstanding, (iii) no other shares of Company capital stock are outstanding, and (iv) no shares of Company Common Stock are owned by the Company or any other Acquired Company or held in the treasury of the Company or any other Acquired Company.  All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.
(b) There is no: (i) outstanding option, warrant or right to acquire from any Acquired Company any shares of the capital stock or other equity securities of any Acquired Company; or (ii) outstanding security of any Acquired Company that is convertible into any shares of capital stock or other equity securities of any Acquired Company.
Section 3.3 Subsidiaries.
(a) Schedule 3.3(a) of the Disclosure Schedule contains a true and complete list of the Subsidiaries of the Company and sets forth, with respect to each such Subsidiary, the jurisdiction of formation, the jurisdictions in which each such Subsidiary is qualified to do business, the authorized and outstanding capital stock of such Subsidiary and the owner(s) of record of such outstanding capital stock, which hold such capital stock free and clear of all Encumbrances, except for restrictions on transfer imposed by applicable securities laws and regulations. All of the outstanding shares of capital stock of the Subsidiaries of the Company (collectively, the "Subsidiary Shares") are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with (i) all applicable securities Laws and (ii) all requirements set forth in each Subsidiaries' organizational documents and applicable Contracts.  All of the Subsidiary Shares are owned by the Company.
(b) Other than the Subsidiary Shares set forth on Schedule 3.3(a) of the Disclosure Schedule, no Subsidiary of the Company has outstanding any shares of capital stock, any other equity securities or any indebtedness or other securities convertible into shares of capital stock or other equity securities.
Section 3.4 Financial Statements.  The Company has delivered to Parent or Parent's legal: (i) the audited consolidated balance sheet of the Acquired Companies as of December 31, 2016 and the related audited consolidated statements of operations, shareholders' equity and cash flows of the Acquired Companies for the year then ended (the "Audited Company Financial Statements"); and (ii) the unaudited balance sheet of the Company as of July 31, 2017 (the "Company Balance Sheet") and the related unaudited consolidated statements of operations, shareholders' equity and cash flows of the Company for the seven months then ended (the financial statements referred to in clauses (i) and (ii) of this sentence, the "Company Financial Statements").  The Company Financial Statements fairly present, in all material respects and in accordance with GAAP, the consolidated financial condition of the Company as of the dates indicated therein and the consolidated results of operations and cash flows of the Company for the periods indicated therein, except that the Company Financial Statements referenced in clause (ii) of the preceding sentence are subject to normal year‑end audit adjustments and do not contain footnotes.
Section 3.5 Indebtedness.  Schedule 3.5 of the Disclosure Schedule sets forth all Indebtedness of the Acquired Companies as of the date of this Agreement.
Section 3.6 Undisclosed Liabilities.  The Acquired Companies do not have any liabilities except for (i) liabilities shown on the Company Balance Sheet; (ii) liabilities that have arisen in the ordinary course of business since the date of the Company Balance Sheet, (iii) executory obligations pursuant to contracts of the Acquired Companies, (iv) set forth on Schedule 3.5 of the Disclosure Schedule or (v) liabilities incurred in connection with this Agreement, the Merger or the other transactions contemplated hereby.
Section 3.7 Legal Proceedings.  There is no lawsuit or other legal proceeding pending (or, to the Knowledge of the Company, threatened) against any Acquired Company before any court of competent jurisdiction or arbitrator, and no lawsuits or other legal proceedings in which any of the Acquired Companies was a party have been settled or dismissed in the preceding three (3) years.
Section 3.8 Intellectual Property.
(a) Schedule 3.8(a) of the Disclosure Schedule sets forth all of the following that are owned by the Acquired Companies as of the date of this Agreement (collectively, the "Company IP Rights"): (i) patent registrations and pending patent applications, (ii) trademark registrations and pending trademark applications; (iii) service mark registrations and pending service mark applications; and (iv) copyright registrations.  Each of the Company IP Rights is owned solely by one or more Acquired Companies.  As of the date of this Agreement, no third party has challenged or threatened to challenge the right, title or interest of any Acquired Company in or to any of the Company IP Rights.  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will result in any limitation on the Acquired Companies' right, title or interest in or to any Company IP Rights.
(b) To the Knowledge of the Company, as of the date of this Agreement, no Company IP Rights are being infringed or misappropriated by any third party.
(c) To the Knowledge of the Company, as of the date of this Agreement, no employee of any Acquired Company has misappropriated the trade secrets of any other Person in the course of the employment of such employee with any Acquired Company.
Section 3.9 Indebtedness with Affiliates.  As of the date of this Agreement, no Acquired Company is indebted to any director, officer or employee of any Acquired Company (except for amounts due as salaries and bonuses under employment agreements or employee benefit plans and amounts payable in reimbursement of expenses), and no such director, officer or employee is indebted to any Acquired Company.
Section 3.10 Absence of Changes.  Between the date of the Company Balance Sheet and the date of this Agreement: (a) no event has occurred that has had or could reasonably be expected to result in a Company Material Adverse Effect; (b) the Company has not declared or paid any dividend in respect of any shares of its capital stock; (c) no Acquired Company has incurred, outside the ordinary course of business, any material liability of the type required to be reflected in the liabilities column of a balance sheet prepared in accordance with GAAP, except for liabilities incurred in connection with this Agreement and the transactions contemplated by this Agreement and other liabilities incurred in connection with the process of the sale of the Acquired Companies; (d) no Acquired Company has acquired or sold any material assets, except in the ordinary course of business; (e) there has been no material increase in or material modification of the compensation or benefits payable by any Acquired Company to any of its current employees; and (f) no Acquired Company has entered into any material transaction outside the ordinary course of business.
Section 3.11 Confidential Information and Invention Assignment Agreements.  Each current employee and consultant of an Acquired Company, and each former employee and consultant of an Acquired Company that has been employed or engaged by such Acquired Company in the last three years has executed an agreement with one or more Acquired Companies regarding confidentiality and proprietary information substantially in the form or forms made available to Parent or Parent's legal or financial advisor.
Section 3.12 Corporate Documents.  The Articles of Incorporation and bylaws of the Company and all amendments of each as of the date of this Agreement are in the form made available to Parent or Parent's legal or financial advisor.  The copy of the minute books of the Company provided to Parent or Parent's legal advisor contains minutes of all meetings of the directors and shareholders of the Company and all actions by written consent without a meeting of the directors and the shareholders of the Company since January 1, 2012.
Section 3.13 Tangible Personal Property.  The Acquired Companies have good title to all of the items of tangible personal property reflected on the Company Balance Sheet as owned by the Acquired Companies, except for assets disposed of since the date of the Company Balance Sheet, and all tangible personal property owned by the Acquired Companies is owned free and clear of all Encumbrances, except for: (a) Encumbrances which do not materially detract from the value, or materially interfere with the present use, of the Company's tangible personal property considered as a whole; and (b) Encumbrances for Taxes not yet due and payable.  The tangible personal property of the Acquired Companies is in good repair and working order, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
Section 3.14 Real Property; Lease Agreements.  No Acquired Company owns any real property.  Schedule 3.14 of the Disclosure Schedule contains a list of all lease agreements pursuant to which any real property is being leased to any Acquired Company as of the date of this Agreement.
Section 3.15 Receivables.  All accounts, notes receivable and other receivables arising out of or relating to the business of the Acquired Companies as of the Company Balance Sheet Date have been included in the Company Balance Sheet and all reserves for doubtful accounts reflected thereon were taken in accordance with GAAP applied on a consistent basis.
Section 3.16 Contracts.
(a) Schedule 3.16(a) of the Disclosure Schedule identifies each Significant Contract that is in effect as of the date of this Agreement.  For purposes of this Agreement, "Significant Contract" means a legally binding contract to which an Acquired Company is a party: (i) under which future expenditures required to be made by an Acquired Company between the date of this Agreement and the first anniversary of such date (other than pursuant to contracts with or for the benefit of employees of any Acquired Company that can be terminated by the Acquired Companies on notice of 60 days or less without penalty or liability for severance or notice pay) exceed $25,000; (ii) pursuant to which any Acquired Company has licensed to or from any third party any patent, trademark registration, service mark registration, trade name or copyright registration, other than pursuant to any nonexclusive license that is available to the public generally; (iii) evidencing Indebtedness of any Acquired Company for, or a guarantee by any Acquired Company of Indebtedness for, borrowed money individually in excess of $10,000 or, in the case of Indebtedness for borrowed money individually less than $10,000, in excess of $50,000 in the aggregate; (iv) containing covenants materially limiting the provision, development, manufacture or distribution of the Acquired Companies' services or products; (v) constituting a written employment, management, severance or change in control contract with any director or employee of any Acquired Company, other than offer letters in the Acquired Companies' standard form provided to non‑officer employees; or (vi) providing for the indemnification by any Acquired Company of any Person.  The Company has made available to Parent or Parent's legal or financial advisor a copy of each Significant Contract identified in Schedule 3.16(a) of the Disclosure Schedule.
(b) Each Significant Contract required to be identified in Schedule 3.16(a) of the Disclosure Schedule is valid and in full force and effect as of the date of this Agreement. To the Knowledge of the Company, no party is in material breach or in material default under any such Significant Contract as of the date of this Agreement.
Section 3.17 Compliance with Laws; Anti-Corruption and Anti-Bribery Laws.
(a) The Acquired Companies are in compliance with all applicable laws and governmental regulations with which compliance is necessary for the operation of the business of the Acquired Companies as currently conducted, except where the failure to be in compliance would not have a Company Material Adverse Effect.
(b) None of the Acquired Companies (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of taken any action which would cause it to be in violation of any Anti-Corruption and Anti-Bribery Laws.  There are no pending or, to the Company's Knowledge, threatened claims, charges, or Actions against the Company with respect to any Anti-Corruption and Anti-Bribery Laws and, to the Company's Knowledge, there are no actions, conditions or circumstances pertaining to the Company's activities that would reasonably be expected to give rise to any such Actions under any Anti-Corruption and Anti-Bribery Laws.
Section 3.18 Permits.  The Acquired Companies hold all material permits, approvals, licenses and registrations from U.S. federal, state and local governmental authorities that are necessary for the conduct of its consolidated business as currently conducted.  All such permits, approvals, licenses and registrations are valid and in full force and effect, except as would not have a Company Material Adverse Effect.
Section 3.19 Tax Matters.
(a) Each of the Acquired Companies has filed all income and all other Tax returns which are required to be filed by it.  The Acquired Companies have paid all Taxes shown to be due on such Tax returns, except to the extent such amounts are being contested in good faith or are properly reserved for in accordance with GAAP on the Company Financial Statements.  The Tax returns filed by or on behalf of the Acquired Companies with any Tax authority with respect to any taxable period ending on or before the date of this Agreement (the "Company Returns") are true, correct and complete in all respects.  All Taxes that any Acquired Company has been required to collect or withhold have been duly collected or withheld and have been duly paid to the proper Tax authority to the extent legally required.  The unpaid Taxes of the Acquired Companies do not, as of the applicable date of the Company Financial Statements, exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Financial Statements.  There are no Encumbrances as a result of any unpaid Taxes on any of the assets of any of the Acquired Companies other than Encumbrances for Taxes not yet delinquent.
(b) Except as set forth in Schedule 3.19 of the Disclosure Schedule, there has not been within the preceding three (3) years any audit of any Company Return by any Tax authority.  No Tax audit of any Company Return is in progress as of the date of this Agreement, and no Acquired Company has been notified in writing by any Tax authority that any such audit is contemplated or pending.  No extension of time with respect to any date on which a Company Return was required to be filed by or on behalf of any Acquired Company is in force, and no waiver or agreement by or with respect to any Acquired Company is in force for the extension of time for the payment of any Taxes.  No written claim has been received by any Acquired Company prior to the date of this Agreement from any Tax authority in a jurisdiction where an Acquired Company does not file Tax returns that such Acquired Company is subject to taxation by that jurisdiction, except for any such claim that is not likely to result in an obligation of such Acquired Company to pay Taxes.  The Company has made available to Parent or Parent's legal or financial advisor correct and complete copies of:  (i) all federal and state income Tax returns filed by or on behalf of each of the Acquired Companies; and (ii) all examination reports and statements of Tax deficiencies assessed against or agreed to by or on behalf any Acquired Company.
(c) No Acquired Company has agreed to, and none is required to, make any adjustment for any period after the date of this Agreement pursuant to Section 481(a) of the Code or any similar provision of law by reason of any change in any accounting method.  There is no application pending with any Tax authority requesting permission for any such change in any accounting method of any Acquired Company, and the IRS has not issued in writing any proposal regarding any such adjustment or change in accounting method.  No Acquired Company has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of law with respect to any Acquired Company that has an effect for a taxable period after the Closing Date.  No closing agreements, extensions of time within which to file any Tax Return, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any governmental authority with respect to any Acquired Company.
(d) No Acquired Company is a party to any contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes.  As of the date of this Agreement, no Acquired Company has liability for the Taxes of any party other than another Acquired Company under Treasury Regulation § 1.1502‑6 (or any similar provision of state, local or foreign law) or as a transferee or successor, by contract or otherwise.  For purposes of this Section 3.19(d), the following contracts shall be disregarded:  (i) commercially reasonable contracts providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by any Acquired Company; and (ii) commercially reasonable contracts for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.
(e) No Acquired Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(f) No power of attorney granted by the Acquired Companies relating to Taxes is currently in force.
(g) No Acquired Company is a party to any joint venture, partnership, other arrangement or contract that would reasonably be expected to be treated as a partnership for federal income tax purposes, other than in an arrangement solely with other Acquired Companies.
(h) No Acquired Company has engaged in any listed or reportable transaction (as defined under Section 6707A(c) of the Code) or entered into any transaction identified as a "reportable transaction" for purposes of Treasury Regulations Sections 301.6011-4(b).
(i) Each Acquired Company maintains a taxpayer reporting and documentation policy which includes obtaining and reviewing taxpayer documentation (e.g., IRS Forms 1099, W-9 and W-8) for customers and vendors.  If an Acquired Company does not receive appropriate taxpayer documentation, it back up withholds on disbursements.
(j) No Acquired Company has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(l)(A) of the Code) in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(k) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of any taxable period) after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non U.S. Tax law); (ii) installment sale or open transaction disposition occurring on or prior to the Closing Date; (iii) cash basis method of accounting or percentage of completion method of accounting; (iv) an election under Section 108(i) of the Code; (v) prepaid amount received on or prior to the Closing Date or (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax law).
(l) No Acquired Company has had any Closing Indebtedness or other outstanding liabilities as of immediately prior to the Closing that (i) was "corporate acquisition indebtedness" as defined in section 279 of the Code; (ii) bore interest any portion of which was "disqualified interest" as defined in section 163(j)(3) of the Code, or (iii) was an "applicable high yield discount obligation" as defined in section 163(i)(1) of the Code.
(m) No Acquired Company has or has ever had a permanent establishment in any jurisdiction nor has engaged in a trade or business under the laws of any country, other than the United States (except as described on Schedule 3.19(m) of the Disclosure Schedule).
(n) No Acquired Company is a stockholder of a "controlled foreign corporation" as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) (except as described on Schedule 3.19(n) of the Disclosure Schedule), or is a stockholder in a "passive foreign investment company" within the meaning of Section 1297 of the Code (or any similar provision of state, local or foreign law).
(o) All related party transactions involving an Acquired Company are at arm's length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any Tax law.  Each Acquired Company has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any Tax law.
(p) The Acquired Companies' reserves for contingent Tax liabilities, maintained pursuant to ASC 740 or otherwise, are adequate and were determined in accordance with GAAP.
Section 3.20 Employee and Labor Matters; Company Benefit Plans.
(a) The Company has made available to Parent or Parent's legal or financial advisor copies of all employee manuals, handbooks and policy statements in effect as of the date of this Agreement and relating to the employment of the current employees of the Acquired Companies.  All Company policies and procedures pertaining to employee selection, leave of absence rights, workplace safety and wage and hour compliance are in compliance with all applicable state and federal laws.
(b) No Acquired Company is delinquent in any payments to any of its employees for any wages, salaries, commissions, bonuses or other direct cash compensation for any services performed for such Acquired Company.  Other than as set forth in employment agreements or letters identified in Schedule 3.20(b)(1) of the Disclosure Schedule, no Acquired Company has any legally binding plan or program requiring the payment of severance compensation in connection with the termination of employment of its employees.  Other than as set forth in Schedule 3.20(b)(2) of the Disclosure Schedule, there are no employee grievances, complaints or charges pending against any Acquired Company under any employee dispute resolution procedure.  No Acquired Company is or in the preceding six years has been a party to any collective bargaining agreement and no collective bargaining agreement is currently being negotiated by any Acquired Company.
(c) All material employee benefit plans maintained by any Acquired Company for its employees as of the date of this Agreement are listed in Schedule 3.20(c) of the Disclosure Schedule.  Except as set forth in Schedule 3.20(c) of the Disclosure Schedule:
(i) copies of all such employee benefit plans have been made available to Parent or Parent's legal or financial advisor;
(ii) to the Knowledge of the Company, no such employee benefit plan, and no trustee or administrator thereof, engaged in any breach of fiduciary responsibility or any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which would reasonably be expected to subject any such employee benefit plan or trustee or administrator thereof to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code;
(iii) no such employee benefit plan is or has within the last six years been subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA;
(iv) with respect to such employee benefit plans, all required contributions have been made, and all deducted employee contributions have been timely transmitted to the appropriate plan administrator or properly accrued on the Acquired Companies' financial statements; and
(v) no Acquired Company has any liability under any such employee benefit plan to provide medical or death benefits with respect to employees of such Acquired Company beyond their termination of employment (other than coverage mandated by law or governmental regulation), and there are no reserve assets, surplus or prepaid premiums under any such employee benefit plan.
(d) No Acquired Company has any obligation to contribute to any "multiemployer plan" within the meaning of Section 3(37) of ERISA.
(e) Copies of the most recent IRS determination or opinion letter issued with respect to each employee benefit plan maintained by any Acquired Company for its employees and the three most recent Forms 5500 annual report and accompanying schedules have been made available to Parent, and, if such plan is subject to Section 401(a) of the Code, to the Knowledge of the Company, nothing has occurred since the issuance of such letter that would reasonably be expected to cause the loss of the tax‑qualified status of such employee benefit plan.
(f) Except as specified on Schedule 3.20(f) of the Disclosure Schedule, with respect to each Company Benefit Plan: (i) each has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Code; and (ii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency.
(g) No Acquired Company has any liability under any such employee benefit plan to provide uninsured medical or death benefits with respect to employees of such Acquired Company beyond their termination of employment (other than coverage mandated by law or governmental regulation), and there are no reserve assets, surplus or prepaid premiums under any such employee benefit plan.  No Company Benefit Plan is a self-insured group health plan.
(h) Except as specified on Schedule 3.20(h) of the Disclosure Schedule, no Acquired Company is or will be obligated to pay separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual.
(i) Each contract, plan, benefit program, individual employment compensation arrangement and Company Benefit Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated in compliance with the provisions of Section 409A of the Code and applicable regulations and guidance promulgated thereunder or is exempt from compliance.
Section 3.21 Environmental Matters.  To the Knowledge of the Company, the Acquired Companies possesses all governmental permits, governmental licenses and other governmental authorizations required under U.S. federal, state and local laws and governmental regulations currently in effect concerning pollution or protection of the environment, including all such laws and regulations relating to the emission, discharge or release of any petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into air, surface water, groundwater or lands ("Environmental Requirements"), except where the failure to possess such permits, licenses and other authorizations would not have a Company Material Adverse Effect.  To the Knowledge of the Company, each Acquired Company is in compliance with all terms and conditions of such permits, licenses and authorizations and is in compliance with all other Environmental Requirements, except for such failures to comply that would not have a Company Material Adverse Effect.  Prior to the date of this Agreement, no Acquired Company has received any written notice from any governmental authorities of violations by such Acquired Company or liabilities imposed on such Acquired Company under Environmental Requirements relating to such Acquired Company or its facilities.
Section 3.22 Insurance.
(a) Schedule 3.22 of the Disclosure Schedule is a list of all material policies of insurance or fidelity bonds maintained by any Acquired Company as of the date of this Agreement.  Such policies are in full force and effect and, to the Knowledge of the Company, no Acquired Company is in default with respect to its obligations under any such policies.
(b) The D&O Policy: (i) has a policy limit of no less than $2,000,000, (ii) provides coverage (subject to policy limits and deductibles) for, among other things, any Merger-Related Claims, (iii) was in full force and effect at the time the Company's board of directors approved this Agreement, the Merger and the transactions contemplated by this Merger and (iv) remains in full force and effect.
Section 3.23 Authority; Binding Nature of Agreement; Non‑Contravention.  The Company has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement.  The execution and delivery of this Agreement have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement, assuming it constitutes the valid and binding obligation of the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger will: (i) result in a violation by the Company of any provision of the Articles of Incorporation or bylaws of the Company; (ii) result in a violation by any other Acquired Company of any provision of its certificate of incorporation or bylaws (or equivalent documents), (iii) result in a violation by any Acquired Company of any material provision of any Significant Contract or the termination of any Significant Contract; or (iv) result in a violation by any Acquired Company of any law or governmental regulation applicable to such Acquired Company, except in each case where such violation or termination would not have a Company Material Adverse Effect.
Section 3.24 Regulatory Compliance.
(a) There is no pending enforcement action against any Acquired Company by any other governmental authority which has jurisdiction over the operations of such Acquired Company, and no Acquired Company has received any written notice of any potential enforcement action against such Acquired Company.
(b) There is no arrangement relating to any Acquired Company providing for any rebates, kickbacks or other forms of compensation that are unlawful to be paid to any Person in return for the referral of business or for the arrangement for recommendation of such referrals.
(c) No Acquired Company, or any individual who is an officer or director of any Acquired Company, or, to the Knowledge of the Company, any other employee or agent of any Acquired Company, has, within the past five years, been convicted of, charged with or, to the Knowledge of the Company, investigated for a violation of law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, or has been subject to any order or stipulation of, or criminal or civil fine or penalty imposed by, any governmental authority.
Section 3.25 Financial Advisor.  No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of any Acquired Company.
Section 3.26 No Consent.  Except for (a) the issuance of the California Permit and the filing of the Agreement of Merger with the California Secretary of State and (b) as set forth in Schedule 3.26 of the Disclosure Schedule, no consent, approval, authorization order, filing, registration or qualification of or with any governmental authority is necessary or required to be made or obtained by any Acquired Company in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby.  Except as set forth in Schedule 3.26 of the Disclosure Schedule, no consent is required under any Significant Contract in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby.
Section 3.27 280G Matters.  No approval of Company Shareholders is required by the terms of Code Section 280G(b)(5)(B) so as to render the parachute payment provisions of Code Section 280G inapplicable to any and all accelerated vesting, payments, benefits, compensation, bonuses, options, stock and/or other renumeration provided pursuant to agreements, contracts, or arrangements that might otherwise result from the Merger or the other transactions contemplated by this Agreement, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Code Section 280G.
Section 3.28 Book-Entry Shares.  All shares of Company Common Stock are represented by certificates and, immediately prior to the Effective Time will be represented by Certificates.  There are no Book-Entry Shares outstanding.

Article 4

 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company that as of the date hereof and as of the Closing Date as follows:
Section 4.1 Due Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.
Section 4.2 Authority; Binding Nature of Agreement; Non‑Contravention.  Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement.  The execution and delivery by Parent and Merger Sub of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  Parent, as the sole shareholder of Merger Sub, has approved the principal terms of this Agreement and the Merger.  This Agreement, assuming it constitutes the valid and binding obligation of the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.  Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the Merger will: (i) result in a violation by Parent or Merger Sub of any provision of Parent's Amended and Restated Certificate of Incorporation or bylaws or other equivalent organizational documents of Parent or Merger Sub, any material provision of any material contract by which Parent or Merger Sub is bound or any law or governmental regulation applicable to Parent or Merger Sub, except in each case where such violation would not have a material adverse effect on Parent's or Merger Sub's ability to fulfill its obligations under this Agreement; or (ii) render Parent insolvent or unable to pay its debts as they become due.
Section 4.3 Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities.
Section 4.4 Adequacy of Funds.  Parent has, and at the Closing will have, adequate financial resources to satisfy its monetary and other obligations under this Agreement.
Section 4.5 Fairness Opinion.  The Parent Board has received an opinion from Duff & Phelps, LLC or other nationally recognized investment banking firm to the effect that, as of the date of this Agreement or a date no more than three (3) days prior to the date of this Agreement, the Merger Consideration to be paid by Parent in the Merger is fair, from a financial point of view, to Parent, which opinion does not address any adjustments to the Merger Consideration.
Section 4.6 No Brokers.  Except for Duff & Phelps, LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or any affiliated Person.

Article 5

 COVENANTS AND AGREEMENTS.
Section 5.1 Conduct of Business of the Acquired Companies.  Except as permitted or contemplated by this Agreement or as required by applicable law or governmental regulation, during the period from the date of this Agreement through the Effective Time (the "Pre‑Closing Period"), without Parent's prior consent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall use commercially reasonable efforts to: (i) conduct the business of the Acquired Companies in the ordinary course in all material respects; (ii) maintain and preserve substantially intact the business organization of the Acquired Companies and the goodwill of those having business relationships with the Acquired Companies; and (iii) retain the services of the officers of the Company and the Key Employees of the Company and the other Acquired Companies.  Without limiting the generality of the foregoing, except as permitted or contemplated by this Agreement, as set forth in Schedule 5.1, or as required by applicable law or governmental regulation, during the Pre‑Closing Period, no Acquired Company shall, without Parent's prior consent (which consent shall not be unreasonably withheld, delayed or conditioned):
(a) issue, sell or deliver any shares of Company capital stock, equity securities of any other Acquired Company, or securities convertible into, or rights, warrants or options to acquire, any shares of Company capital stock or equity securities of any other Acquired Company;
(b) issue any Book-Entry Shares (including any Book-Entry Shares issuable in connection with any lost, stolen or destroyed certificates representing shares of Company Common Stock or any transfer of any shares of Company Common Stock) or consent to or permit any transfers of shares of Company Common Stock or other transaction that would result in the requirement for the Company to issue any Book-Entry Shares;
(c) redeem, purchase or otherwise acquire any outstanding shares of Company Common Stock or equity securities of any other Acquired Company, or any rights, warrants or options to acquire any shares of Company Common Stock or equity securities of any other Acquired Company;
(d) other than the Pre-Closing Dividends, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of Company Common Stock or equity securities of any other Acquired Company;
(e) split, combine, subdivide or reclassify any shares of Company capital stock or equity securities of any other Acquired Company;
(f) except in the ordinary course of business in connection with borrowings under the existing lines of credit of the Acquired Companies, sell, transfer or encumber any of the assets that are material to the Acquired Companies' business as currently conducted (excluding any sales of products in the ordinary course of business);
(g) prematurely terminate, materially amend or knowingly waive any material right under any Significant Contract;
(h) make any capital expenditures, except in the ordinary course of business, or if outside the ordinary course of business, in an amount in excess of $50,000 in the aggregate;
(i) make any acquisition of any material business or entity;
(j) increase in any material manner the compensation of any the directors, officers or employees of any Acquired Company, or enter into, establish or amend any employment, bonus, incentive compensation, pension, retirement, severance, deferred compensation or other compensation or benefit plan for the benefit of any director or employee of any Acquired Company, other than: (i) as required pursuant to applicable law or governmental regulation or the terms of contracts in effect as of the date of this Agreement; and (ii) increases in salaries, wages and benefits effected in the ordinary course of business and consistent with past practices;
(k) commence a lawsuit or other similar legal proceeding, except: (i) for the routine collection of bills; (ii) where the Company determines in good faith that failure to commence such legal proceeding could result in the material impairment of a material right or asset of any Acquired Company; or (iii) in connection with an alleged breach of this Agreement;
(l) make or change any material election concerning Taxes, other than any change or election made in the ordinary course of business, or amend any material Tax return;
(m) make any material changes in financial or Tax accounting methods, principles or practices or change an annual accounting period, except to the extent required by a change in GAAP or any applicable law or governmental regulation;
(n) amend the Company's Articles of Incorporation or bylaws, or the certificate of incorporation or bylaws (or equivalent documents) of any other Acquired Company;
(o) adopt a plan or agreement of complete or partial liquidation or dissolution; or
(p) enter into a binding contract requiring that any Acquired Company take any of the actions described in clauses (a) through (o) of this sentence.
Section 5.2 Fairness Hearing and Company Shareholder Matters.
(a) As soon as reasonably practicable following the execution and delivery of this Agreement, (i) Parent shall, with the cooperation of the Company, prepare the necessary documents for an application to obtain from the Commissioner of Business Oversight of the State of California (the "California Commissioner"), after a hearing before the California Commissioner (the "Fairness Hearing") pursuant to California Corporation Laws, including Sections 25121 and 25142 thereof (the "Fairness Hearing Law"), a permit (the "California Permit") to issue securities in exchange for outstanding securities, the obtainment of which would result in the issuance of Parent Common Stock in the Merger being exempt from registration under the Securities Act by virtue of the exemption provided by Section 3(a)(10) thereof, (ii) Parent shall apply for the California Permit and (iii) the Company shall prepare, with the cooperation of Parent, a related information statement, proxy statement or other disclosure document (as it may be amended or supplemented from time to time, the "Permit Information Statement").  The Permit Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the Company Shareholders in the Merger and an information statement for the Company's solicitation of consent of the Company Shareholders with respect to the adoption of this Agreement and the approval of the Merger, and shall include (x) a statement to the effect that the Company Board had unanimously recommended that the Company Shareholders vote in favor of the adoption of this Agreement and the approval of the Merger, (y) a statement that adoption of this Agreement shall constitute, among other things, approval by the Company Shareholders of the Escrow Percentage, the Holdback Amount, the Representative Reimbursement Amount, the holding of the Escrow Fund by the Escrow Agent and the appointment of the Shareholders' Representative and (z) such other information as Parent and the Company may agree is required or advisable under applicable law to be included therein.
(b) The Company agrees to provide to Parent such information concerning its business, financial statements and affairs as, in the reasonable judgment of Parent or its counsel, is required under the Fairness Hearing Law to be included in the materials to be provided in connection with the application for the California Permit or in the Permit Information Statement or in any amendment or supplement thereto, and Parent and the Company agree to cooperate in the preparation of such materials and of the Permit Information Statement and any amendment or supplement thereto. Each of Parent and the Company shall use its commercially reasonable efforts to cause the above-referenced documents, including the application, the hearing notice and the Permit Information Statement to comply with applicable Laws. Whenever the Company becomes aware of any event that occurs that is required to be set forth in an amendment or supplement to the application for the California Permit or the Permit Information Statement, the Company shall notify Parent and cooperate with Parent in preparing and delivering any such amendment or supplement to all Company Shareholders and/or filing any such amendment or supplement with the California Commissioner or its staff and/or any other government officials. Prior to its mailing, the Permit Information Statement shall have been approved by Parent, and, following its mailing, no amendment or supplement to the Permit Information Statement shall be made by the Company without the approval of Parent, which shall not be unreasonably withheld.
Section 5.3 Information Statement.  As soon as reasonably practicable after Parent obtains the California Permit, the Company shall submit the adoption of this Agreement and the approval of the Merger to the Company Shareholders and prepare and mail or cause to be mailed to each shareholder of the Company in accordance with the CGCL the Permit Information Statement.
Section 5.4 Notice to Holders of Company Shares.  The Company will comply with the notice requirements of Sections 603 and 1301(a) of the CGCL with respect to the Written Consent (the notices required to be given to the Company's shareholders pursuant to such sections of the CGCL are collectively referred to as the "Company Shareholder Notices").  The Company will provide any notice of the Merger to its shareholders required by the Company's Articles of Incorporation.
Section 5.5 Access to Information; Preparation of Financial Statements.
(a) Except as required by applicable law or governmental regulation, during the Pre‑Closing Period, the Company shall afford Parent and its representatives such reasonable access, during normal business hours and upon reasonable advance notice, to the Acquired Companies' properties, books and records and other existing information concerning the business of the Acquired Companies as Parent may reasonably request; provided, however, that in exercising its access rights under this Section 5.5, Parent shall not be permitted to interfere unreasonably with the conduct of the business of the Acquired Companies.
(b) During the Pre-Closing Period, the Company shall obtain such audits of its historical financial statements that Parent shall reasonably request that are required to be included in post-Closing filings required to be made by Parent with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, and cooperate with the Company to prepare pro-forma consolidated financial statements that are required to be included in such filings.
(c) Parent shall hold all information received pursuant to this Section 5.5 in confidence in the same manner as all other Company confidential information (the "Confidentiality Obligation").
Section 5.6 Public Disclosure.  Except as may be contemplated by this Agreement or required by applicable law, during the Pre‑Closing Period: (a) Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non‑confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby; and (b) without limiting Parent's obligations under the Confidentiality Obligation, neither Parent nor the Company shall issue any such press release or make any such public statement or disclosure without the prior approval of the other party (which approval shall not be unreasonably withheld, delayed or conditioned).
Section 5.7 Regulatory Approval; Further Assurances.  Parent and the Company shall use commercially reasonable efforts to effectuate the Merger and make effective the other transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, each party to this Agreement shall: (i) make any filings and give any notices required to be made or given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use commercially reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable law, contract or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger.  Each of Parent and the Company shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained during the Pre‑Closing Period.
Section 5.8 Escrow Agreement.  At or before the Effective Time, Parent and the Shareholder Representative shall, and Parent shall use commercially reasonable efforts to cause the Escrow Agent to, execute the Escrow Agreement.
Section 5.9 Pre-Closing Dividends.  Prior to the Closing Date, the Company (a) shall distribute to its shareholders, by dividend, all shares of Parent Capital Stock held by the Acquired Companies and (the "Pre-Closing Stock Dividend") and (b) may distribute to its shareholders, by dividend (the "Pre-Closing Cash Dividend"), such amount of cash that is determined solely and exclusively by the Company Board without deemed approval of or consent by Parent and which after made shall leave an amount of cash at least equal to the Tax Reserve and also leave sufficient working capital in the Acquired Companies for the Acquired Companies to operate in the ordinary course of business and to satisfy its obligations (exclusive of the Closing Tax Liability) independent of whether the Merger is consummated and in which no way will be supported (directly or indirectly) by Parent's funds or credit.
Section 5.10 Indemnification of Officers and Directors of the Acquired Companies.
(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Acquired Companies pursuant to the Articles of Incorporation and bylaws of the Acquired Companies as in effect as of the date hereof and pursuant to any agreement of any Acquired Company providing for the indemnification of its officers or directors (the current and former officers and directors of the Acquired Companies, and all other persons entitled to be indemnified pursuant to such provisions or agreements, being referred to collectively as the "Indemnified Parties").  Parent shall cause the Articles of Incorporation and bylaws of the Surviving Corporation to contain the provisions with respect to exculpation from liability and indemnity set forth in the Company's Articles of Incorporation and bylaws immediately prior to the execution and delivery of this Agreement, and Parent shall not permit any of such provisions to be amended, repealed or otherwise modified after the Effective Time in any manner that could adversely affect the rights thereunder of any Indemnified Party.
(b) Without limiting the effect of Section 5.10(a), during the period commencing on the Closing Date and ending on the sixth anniversary of the Effective Time, Parent shall indemnify and hold harmless each Indemnified Party against and from any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, demands, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to any action or omission or alleged action or omission on the part of a director, officer or employee of any Acquired Company (regardless of whether such action or omission, or alleged action or omission, occurred prior to, on or after the date of this Agreement).
(c) To the extent permitted by California law, the provisions of Section 5.10(b) shall not apply to any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, that arises out of or pertains to any action or omission or alleged action or omission on the part of a director, officer or employee of any Acquired Company (regardless of whether such action or omission, or alleged action or omission, occurred prior to, on or after the date of this Agreement) in connection with, relating to or arising from the Merger, the Pre-Closing Dividend or other transactions contemplated by this Agreement (collectively, "Merger-Related Claims").
(d) The Company shall purchase a prepaid directors' and officers' liability insurance "tail" policy, covering a period of six years following the Closing, providing coverage at the current level and scope of directors' and officers' liability insurance coverage as set forth in the Company D&O Policy in effect as of the date of this Agreement and set forth in the Disclosure Schedule (the "D&O Tail Policy").  The expense of the D&O Tail Policy, not to exceed  the lesser of (I) 250% of the annual premium payable by the Acquired Companies with respect to its current Company D&O Policy (if any) or (II) 500% of the aggregate premium payable by the Acquired Companies for the current coverage period for the current Company D&O Policy (if any) if the coverage period for the Company D&O Policy is for less than one year, will be paid by Parent and any excess expense shall be paid by the Company and, to the extent not paid prior to the Effective Time, will be a Third Party Expense.
(e) Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including attorneys' fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 5.10.
(f) If Parent or the Surviving Corporation or any of the successors or assigns of Parent or the Surviving Corporation: (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its assets to any other Person, then proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (as the case may be) shall assume all of the obligations set forth in this Section 5.10.
(g) This Section 5.10: (i) shall survive the consummation of the Merger and the Effective Time; (ii) is intended for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and representatives; (iii) shall be binding on all successors and assigns of Parent and the Surviving Corporation; and (iv) provides rights that are in addition to, and not in substitution for, any other rights to indemnification or contribution or similar rights that any Indemnified Party, or any heir or representative of any Indemnified Party, may have by contract or otherwise.
Section 5.11 Parent Financing.  Parent shall use commercially reasonable efforts, and the Company shall cooperate and assist Parent, to obtain the necessary consents and/or waivers from the agent bank and the lenders (the "Requisite Bank Consent") as required under certain Second Amended and Restated Loan and Security Agreement dated as of May 30, 2014, as amended, supplemented and modified (the "Credit Agreement") to effect the Merger and other transactions contemplated by this Agreement.
Section 5.12 Certain Tax Matters.
(a) Each Acquired Company will prepare and timely file, or cause to be prepared and timely filed, all Tax returns required to be filed by such Acquired Company prior to the Closing Date (taking into account all applicable extensions of time to file).
(b) Parent will prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax returns of the Acquired Companies that are required to be filed after the Closing Date.  Any Tax return to be filed after the Closing Date that includes all or any portion of a taxable period beginning before the Closing Date shall be prepared in all respects consistent with past practice except as otherwise required by applicable law.  Parent shall provide the Shareholder Representative with a copy of each such proposed Tax return (and such additional information regarding such Tax return as may reasonably be requested by the Shareholder Representative, including a statement, together with supporting schedules and calculations, showing the amount of Tax shown on such Tax return that is allocable to the period ending on the Closing Date) at least forty-five (45) days prior to the filing of such Tax return, except that in the case of a Tax return related to income Taxes due within ninety (90) days following the Closing Date, the copy shall be provided to the Shareholder Representative within twenty (20) days prior to the filing.  Parent shall accept any comments by the Shareholder Representative to the extent they are reasonable and not inconsistent with applicable law or the past practice of the Acquired Company in preparing Tax returns.  Parent and the Shareholder Representative shall consult and use good faith efforts to resolve any dispute regarding the preparation of Tax returns related to Taxes after the Closing Date for Tax periods beginning before the Closing Date.  The Shareholder Representative shall permit to be delivered to Parent out of the Escrow Fund the amount of Tax owing on such Tax return or, with respect to a Straddle Period, the portion allocable to the period ending on the Closing Date in accordance with Section 5.12(c) not less than five (5) days before the Tax return is due.  To the extent that the amount of Tax owing on such Tax return or, with respect to a Straddle Period, the portion allocable to the period ending on the Closing Date, exceeds the Tax Reserve, the Shareholder Representative shall permit to be delivered to Parent out of the Escrow Fund such excess Tax amount, not less than five (5) days before the Tax return is due and in accordance with Section 5.12(b).
(c) The Shareholder Representative shall cooperate fully in connection with the filing of Tax returns relating to the operations of the Acquired Companies, and any audit, litigation or other proceeding with respect to Taxes.
(d) In the case of any taxable period beginning on or before the Closing Date and ending after the Closing Date (each, a "Straddle Period"), the portion of any such Tax that is allocable to the portion of the taxable period ending on the Closing Date shall be:
(i) in the case of Taxes that are either (A) based upon or related to income, receipts or employment; or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the taxable period ended on the Closing Date; and
(ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Acquired Company, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.
(e) Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this Section 5.12 taking into account the type of Tax to which the refund relates.  In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 5.12 shall be computed by reference to the level of such items immediately prior to the Closing.  All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with the prior practice of the relevant Acquired Company.
(f) All payments required to be made under Tax sharing or similar agreements or arrangements with respect to or involving the Acquired Companies shall be discharged in full prior to the Closing Date and, after the Closing Date, the Acquired Companies shall not have any obligation thereunder in respect of any amounts payable for periods ending on or before the Closing Date.
(g) No later than thirty (30) days prior to the Closing Date, the Company shall provide Parent a good faith estimate (such estimate, as provided by the Company and agreed to by Parent, the "Tax Reserve") of, without duplication (A) all unpaid Taxes (whether or not due) of the Acquired Companies to be allocable to any period ending on or prior to the Closing Date, or, in accordance with the principles of Section 5.12(c) hereof, to the pre-Closing portion of a Straddle Period, (B) all liabilities for Taxes of any member of an affiliated, consolidated, combined or unitary group of which an Acquired Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treas. Reg. §1.1502-6 or similar provisions of foreign, state or local Tax law, (C) any and all Taxes of any Person imposed on an Acquired Company as a transferee or successor, by contract or pursuant to any law, which Taxes are imposed solely as the result of an event or transaction entered into before the Closing (including, without limitation, the Transaction Tax Liability) that will be unpaid as of the Closing; less (D) any prepayments for estimated Taxes, taken into account for purposes of clause (A), that are made by the Company prior to Closing (the sum of (A) through (C) less (D), as determined from time to time, referred to as the "Closing Tax Liability"), which Tax Reserve shall be subject to the reasonable approval of Parent.  Prior to the Closing, the Company may revise the Tax Reserve with the written consent of Parent, which will not be unreasonably withheld. For the avoidance of doubt, the estimated Closing Tax Liability shall be determined separately, and from time to time, for purposes of determining the Tax Reserve and the Consideration Adjustment Amount, and for purposes of Section 8.2(d).
(h) Parent shall have the right to control the conduct of any inquiries, claims, assessments, audits or similar events that arise after the Closing with respect to Taxes of the Acquired Companies.  Parent shall not settle or otherwise compromise any inquiry, claim, assessment, audit or similar event with respect to Taxes to be included in the Closing Tax Liability without the Shareholder Representative's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of any conflict or overlap between the provisions of this Section 5.12(h) and Article 8, this Section 5.12(h) shall govern.
Section 5.13 Notice of Certain Events.
(a) From the date hereof until the Closing, the Company shall promptly notify Parent and Merger Sub in writing of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any governmental entity in connection with the transactions contemplated by this Agreement, (iii) any legal actions commenced, or to Company's Knowledge, threatened, against the Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement, and (iv) any fact, circumstance, event, change or effect between the date of this Agreement and the Effective Time which (A) to the Knowledge of the Company, has had, or is reasonably likely to have, a Company Material Adverse Effect or (B) would cause the failure of the conditions set forth in Section 6.1(a) or Section 6.1(b) of this Agreement to be satisfied.  In no event shall Parent's receipt of information pursuant to this Section 5.13 operate as a waiver of or limit or otherwise affect the rights, obligations, representations, warranties, covenants or agreements given or made by the Company in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedule or constitute an exception to any representation or warranty.
(b) From the date hereof until the Closing, Parent shall promptly notify the Company in writing of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any governmental entity in connection with the transactions contemplated by this Agreement, (iii) any legal actions commenced, or to Parent's Knowledge, threatened, against Parent or any of its Subsidiaries that are related to the transactions contemplated by this Agreement, and (iv) any fact, circumstance, event, change or effect between the date of this Agreement and the Effective Time which would cause the failure of the conditions set forth in Section 6.2(a) or Section 6.2(b) of this Agreement to be satisfied.  In no event shall the Company's receipt of information pursuant to this Section 5.13 operate as a waiver of or limit or otherwise affect the rights, obligations, representations, warranties, covenants or agreements given or made by Parent or Merger Sub in this Agreement or constitute an exception to any representation or warranty.
Section 5.14 Supplemental Disclosure Schedules.  Notwithstanding the provisions of Section 5.13(a), the Company may update the Disclosure Schedule between the date of this Agreement and the Closing (each such update, a "Supplemental Disclosure Schedule") for any disclosure that: (1) is the result of events or occurrences occurring after the date hereof; (2) is not the result of a breach by the Company of its obligations pursuant to Section 5.1 hereof; and (3) is required to be included in the Disclosure Schedule to cause the warranties and representations in Article 3 hereof, when read in combination with the Disclosure Schedule, to be true and correct as of the Closing Date.  Any permitted Supplemental Disclosure Schedules delivered pursuant to the preceding sentence shall be deemed to modify and qualify the warranties and representations of the Company as of the Closing and acceptance by Parent and Merger Sub thereof by proceeding to consummate the transactions contemplated by this Agreement at the Closing shall act as a bar to the rights of Parent Indemnitees to indemnity under Article 8 for any breaches of or inaccuracies in the Company's representations and warranties set forth in Article 3 without giving effect to the modifications and qualifications made by such Supplemental Disclosure Schedules.  Any such Supplemental Disclosure Schedule shall be delivered to Parent and Merger Sub within three (3) Business Days of the Company having Knowledge of any of the facts, circumstances or other matters contained in such Supplemental Disclosure Schedule but in no event later than three (3) Business Days prior to the Closing.
Section 5.15 Written Consent.  As soon as reasonably practicable following receipt of the California Permit, the Company shall solicit and use commercially reasonable effort to obtain from the Requisite Shareholders the Written Consent.
Section 5.16 Cooperation Following the Closing.  Following the Closing, each Party shall use commercially reasonable efforts to (a) take, or cause to be taken, all further actions, (b) deliver to the other Parties such further information and documents and (c) execute and deliver to the other Parties such further instruments in each case as any other Party may reasonably request in order to confirm the Merger and other transactions contemplated by this Agreement or to assure to any other Party the benefits hereof; provided, however, that the foregoing obligations shall not require any Party to (w) disclose any confidential information to any Person, (x) violate any applicable laws, (y) enter into, amend, terminate or breach any contracts or agreements, or (z) initiate or participate in any Action.

Article 6

 CONDITIONS TO THE MERGER.
Section 6.1 Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by Parent on behalf of Parent and Merger Sub, if permissible under applicable law) on or prior to the Closing Date of the following conditions:
(a) the representations and warranties of the Company contained in this Agreement (as modified by the Final Schedules) shall be accurate in all respects when made and as of the Closing, with the same force and effect as if made as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except that any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 6.1(a) if such inaccuracies (considered collectively) do not have a Company Material Adverse Effect as of the Closing;
(b) the Company shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing, including delivery of the Final Schedules at or prior to Closing;
(c) the Company shall have obtained and delivered to Parent the Written Consent of the Requisite Shareholders;
(d) Parent shall have received, from each holder of any Indebtedness of the Acquired Companies for borrowed money, and any other Person who has extended a credit facility to any of the Acquired Companies, a duly executed payoff letter (each, a "Payoff Letter") setting forth the total amount of such outstanding Indebtedness due such Person, including accrued interest and any prepayment fees or penalties and any other amount due as a result of the termination of any such credit facility, as of the Closing Date (or confirming that no such Indebtedness is outstanding), and confirming that any such credit facility will terminate as of the Closing Date and providing that all liens related thereto shall be released;
(e) the Shareholder Representative and the Escrow Agent shall have executed the Escrow Agreement;
(f) there shall not have occurred a Company Material Adverse Effect, and no event shall have occurred or circumstance exist that, in combination with any other events or circumstances, could reasonably be expected to have a Company Material Adverse Effect;
(g) there shall not be pending or threatened any action by a governmental authority seeking to restrain, prohibit or enjoin the consummation of the Merger;
(h) no injunction or other order preventing the Merger shall have been issued since the date of this Agreement by any United States federal or state court of competent jurisdiction and shall remain in effect; and no United States federal or state law that makes the Merger illegal shall have been enacted since the date of this Agreement and shall remain in effect;
(i) the California Permit shall have been issued by the California Commissioner and no stop order suspending the effectiveness of the California Permit or any part thereof shall have been issued;
(j) the Company shall have delivered to Parent the approvals, consents or waivers of the Persons identified on Schedule 3.26 of the Disclosure Schedule, in form and substance reasonably satisfactory to Parent;
(k) each Non-Solicit Agreement and Non-Compete Agreement executed prior to the Closing Date shall be effective and shall not have been revoked, rescinded or amended without the written consent of Parent;
(l) no Key Employee shall have terminated his or her employment with the Acquired Companies, revoked his or her acceptance of employment with Parent (if such employment had been offered and accepted), or to the Company's Knowledge indicated his or her intention not to continue employment with the Acquired Companies prior to the Closing or with Parent or the Acquired Companies, as applicable, following the Closing;
(m) not more than ten percent (10%) of the employees (excluding Key Employee) of the Acquired Companies as of the date of this Agreement shall have terminated their  employment with the Acquired Companies, revoked their acceptance of employment with Parent (if such employment had been offered and accepted), or to the Company's Knowledge indicated their intention not to continue employment with the Acquired Companies prior to the Closing or with Parent or the Acquired Companies, as applicable, following the Closing;
(n) the Requisite Bank Consent shall have been obtained and not have been revoked, rescinded or amended;
(o) the number of Dissenting Shares shall not represent more than 7.5% of the number of outstanding shares of Company Common Stock;
(p) the Pre-Closing Stock Dividend shall have been declared and paid;
(q) the amount of Closing Cash shall not exceed the sum of (i) $50,000 plus (ii) the Tax Reserve; and
(r) the Estimated Cash Consideration Shortfall shall be equal to zero.
Section 6.2 Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the Closing Date of the following conditions:
(a) the representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects as of the Closing, with the same force and effect as if made as of the Closing, except that any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 6.2(a) if such inaccuracies (considered collectively) do not have a material adverse effect on the economic benefits to be derived by the Company Shareholders from the Merger;
(b) Parent and Merger Sub shall have performed in all material respects all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing;
(c) Parent shall have provided the Company with satisfactory evidence that the payments required to be made at the Closing pursuant to Article 1 will be made at the Closing;
(d) the Company shall have obtained the Written Consent of the Requisite Shareholders;
(e) Parent and the Escrow Agent shall have executed the Escrow Agreement and Parent shall have deposited or caused to be deposited all amounts required by Section 2.4(d) to be contributed to the Escrow Fund with the Escrow Agent;
(f) there shall not have occurred a Parent Material Adverse Effect, and no event shall have occurred or circumstance exist that, in combination with any other events or circumstances, could reasonably be expected to have a Parent Material Adverse Effect;
(g) there shall not be pending any action by a governmental authority seeking to restrain, prohibit or enjoin the consummation of the Merger;
(h) the Fairness Hearing shall have been held, and the California Permit shall have been issued, such that the Stock Consideration shall constitute exempt securities with the meaning of Section 3(a)(10) of the Act; and
(i) no legal action shall have been commenced against Parent or Merger Sub by a Person other than a Key Employee or an Affiliate thereof seeking to prevent or enjoin the Merger and other transactions contemplated by this Agreement, and no injunction or other order preventing the Merger shall have been issued since the date of this Agreement by any United States federal or state court of competent jurisdiction; and no United States federal or state law that makes the Merger illegal shall have been enacted since the date of this Agreement and shall remain in effect.
Section 6.3 Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1 or Section 6.2, as the case may be, to be satisfied if such failure was caused by such party's failure to perform any of its obligations under this Agreement.  Notwithstanding the foregoing, in the event that Parent waives in writing the failure of any condition pursuant to Section 6.1 and proceeds to Closing, such waiver shall act as a bar to any claim for indemnification pursuant to Article 8 below related to the failure of such condition or covenant, breach of any related representation or warranty, or based in any way on the underlying facts and circumstances causing or contributing to such failure.  For example, a waiver by Parent of the Company's obligation to obtain prior to Closing a consent required pursuant to Section 3.26 shall constitute, as of the Closing, a bar to claims by Parent Indemnitees based on failure of a closing condition, claims based on breach of covenant to obtain such consent and claims based on breach of a representation and warranty that all consents had been obtained.

Article 7

 TERMINATION
Section 7.1 Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:
(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors;
(b) by either of the Company or Parent if the Merger shall not have been consummated on or before May 26, 2018 (the "End Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a party if the failure of the Merger to have been consummated on or before the End Date was caused by the failure of such party or any Affiliate of such party to perform any of its obligations under this Agreement;
(c) by either of the Company or Parent if any injunction or other order having the effect set forth in Section 6.1(g) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if the imposition of such injunction or other order was caused by the failure of such party or any Affiliate of such party to perform any of its obligations under this Agreement;
(d) by Parent if the Written Consent has not been obtained and delivered to Parent within fifteen (15) Business Days after the California Permit has been obtained, provided that if at the end of such fifteen (15) Business Day period the Company is then actively using commercially reasonable efforts to obtain the Written Consent, the Parent may not terminate this Agreement pursuant to this Section 7.1(d) until the earlier of (i) the date when the Company ceases to actively use commercially reasonable efforts to obtain the Written Consent and (ii) the thirty (30) Business Days following the date when the California Permit was obtained;
(e) by the Company if the Written Consent has not been obtained and delivered to Parent within thirty (30) Business Days after the California Permit has been obtained, provided that the Company has been actively using commercially reasonable efforts to obtain the Written Consent during such thirty (30)-day period;
(f) by Parent or the Company if the California Permit has not been obtained on or before April 25, 2018 provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to a party if the failure to obtain the California Permit on or before April 25, 2018 was caused by the failure of such party or any Affiliate of such party to perform any of its obligations under this Agreement;
(g) by Parent if, at any time prior to the Effective Time, the number of Dissenting Shares as of such time represent more than 7.5% of the number of outstanding shares of Company Common Stock as of such time;
(h) by Parent within ten (10) Business Days following the delivery of any Supplemental Disclosure Schedule unless such Supplemental Disclosure Schedule (i) does not include any information that evidences, and does not contain any disclosure of any event, change, circumstance, state of facts or effect that individually or in the aggregate (together with information in all other Supplemental Disclosure Schedules) would be reasonably expected to result in, a claim for indemnification by any Parent Indemnitee in an aggregate amount exceeding $300,000, (ii) does not disclose or evidence any inaccuracy or breach of any Specified Representation made as of the date hereof (without modification or qualification by any Supplemental Disclosure Schedules), and (iii) does not evidence the occurrence of a Company Material Adverse Effect, provided that (x) no such termination by Parent may occur at or following the Effective Time and (y) the foregoing ten (10)-Business Day period may be extended upon the written agreement of Parent and the Company;
(i) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Sections 6.2(a), 6.2(b) or 6.2(f) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; and provided, further, that if such inaccuracy in Parent's or Merger Sub's representations and warranties or breach by Parent or Merger Sub is curable by the End Date by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 7.1(i) as a result of such particular breach or inaccuracy until the expiration of a thirty (30)-day period commencing upon delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 7.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 7.1(i) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective); or
(j) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(f) or 6.1(r) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; and provided, further, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the End Date by the Company then this Agreement shall not terminate pursuant to this Section  7.1(j) as a result of such particular breach or inaccuracy until the expiration of a thirty (30)-day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 7.1(j) (it being understood that this Agreement shall not terminate pursuant to this Section 7.1(j) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);
Section 7.2 Effect of Termination.  In the event of the termination of this Agreement by the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of Article 9, which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except that nothing shall relieve any party hereto from liability for any willful and material breach of this Agreement.

Article 8

 INDEMNIFICATION, ETC.
Section 8.1 Survival.  The representations and warranties of the parties contained in this Agreement shall survive the Closing until December 15, 2018 (the "Escrow Release Date"); provided, however, that (a) the Fundamental Representations shall survive the Closing until the three (3)-year anniversary of the Closing Date and (b) the Tax Representations shall survive the Closing until ninety (90) days after the expiration of the applicable statute of limitations.  No party shall have any liability for the breach or inaccuracy of any representation or warranty contained in this Agreement after the applicable survival date referenced in the foregoing sentence; provided, that if on or before the last day of the applicable survival period, Parent has duly delivered to the Shareholder Representative and the Escrow Agent a valid Notice of Indemnification Claim (satisfying the requirements set forth in Section 8.8(a)), then the specific Indemnification Claim asserted in such Notice of Indemnification Claim shall continue to survive until such claim is finally resolved or disposed of in accordance with the terms hereof.  Notwithstanding the foregoing, the covenants and other agreements contained in this Agreement (other than such covenants and other agreements to be performed prior to the Closing, which shall terminate at the Closing) shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.
Section 8.2 Indemnification.  Subject to the limitations set forth in this Agreement and the other provisions of this Article 8, from and after the Closing, each Escrow Participant severally, and not jointly, shall indemnify and defend the Parent Indemnitees against, and shall hold such Parent Indemnitees against harmless from, any loss, liability, claim, demand, settlement, judgment, award, fine, charge, refund, adjustment, cost, action, suit, proceeding, assessed interest, penalty, damage (not including any reasonably foreseeable consequential damages, whether characterized as diminution in value, lost profits or otherwise), Tax or expense of any nature including reasonable outside legal and accounting and outside professional services expenses and costs, and amounts paid in investigation, defense or settlement of the foregoing (each, a "Loss," and collectively, "Losses") directly or indirectly resulting from, based upon, arising out of, attributable to, relating to or incurred by such Parent Indemnitees in connection with, or otherwise with respect to:
(a) any Losses incurred by the Parent Indemnitees as a result of any breach of, or any inaccuracy contained in, any representation or warranty of the Company set forth in this Agreement, the Company Compliance Certificate, or the Escrow Agreement, provided, that any claim made under this Section 8.2(a) may only be made based on a breach of or inaccuracy in any such representation or warranty as modified by the Final Schedules;
(b) subject to Section 6.3, any Losses actually incurred by the Parent Indemnitees as a direct result of any breach of any of the covenants of the Company set forth in this Agreement or the Escrow Agreement and required to be performed at or prior to the Closing;
(c) any Third Party Expenses, Change of Control Payments or Closing Indebtedness unpaid as of the Effective Time and not set forth on the Closing Consideration Schedule;
(d) any Closing Tax Liabilities to the extent not reflected in the calculations of the Consideration Adjustment Amount;
(e) a Company Shareholder or former shareholder of the Company asserting any claim relating to the Pre-Closing Dividend;
(f) any inaccuracies in the information in the Schedule of Escrow Participants required to be provided pursuant to Sections 2.5(b)(i), 2.5(b)(ii)(A) or 2.5(b)(ii)(B) hereof;
(g) any Merger-Related Claims; and
(h) any action or omission or alleged action or omission on the part of a director, officer or employee of any Acquired Company (regardless of whether such action or omission, or alleged action or omission, occurred prior to, on or after the date of this Agreement) that are not Merger-Related Claims ("Non-Merger D&O Claims").
Section 8.3 Certain Limitations.  Notwithstanding any other provision of this Article 8:
(a) Notwithstanding the fact that the Parent Indemnitees may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect to any fact, event, condition or circumstance, the Parent Indemnitees shall not be entitled to recover the amount of any Losses more than once under this Agreement in respect of such fact, event, condition or circumstance, and the Parent Indemnitees shall not be entitled to indemnification for any item to the extent that the amount of the Losses incurred with respect to such item is included as a liability on the Closing Consideration Schedule and taken into account in the calculation of the Consideration Adjustment Amount, or Parent has otherwise been fully compensated on a dollar‑for‑dollar basis for such Losses pursuant to the adjustments set forth in Section 2.6.
(b) Subject to the limitation set forth in Section 8.4(d), the aggregate liability of the Escrow Participants pursuant to Section 8.2(h) shall not exceed (i) $2,000,000 minus (ii) the aggregate policy limit under the D&O Tail Policy, but in no event less than zero ($0).
(c) The representations, warranties and covenants of the Company, and the Parent Indemnitees' right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of Parent or any of its officers, directors, employees, counsel or other representatives or by reason of the fact that Parent or any of its officers, directors, employees, counsel or other representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or that covenant was or might have been breached Parent or any of its officers, directors, employees, counsel or other representatives.
(d) In no event shall any Escrow Participant be obligated to indemnify the Parent Indemnitees (i) under Section 8.2(a) other than with respect to a breach of a Fundamental Representation or a Tax Representation, in any amount in excess of such Escrow Participant's Indemnification Pro-Rata Portion and from any source other than the Escrow Fund, and (ii) under (A) Section 8.2(a) with respect to a breach of any Fundamental Representations or Tax Representations, (B) under Section 8.2(b)–8.2(g) or otherwise in connection with this Agreement and (C) for fraud or intentional misrepresentation by or on behalf of the Company, for any Escrow Participant, in any amount in excess of the Merger Consideration actually received by such Escrow Participant less the amount of Taxes actually paid by such Escrow Participant in respect of the Merger Consideration. Notwithstanding any provision of this Agreement, nothing in this Agreement shall limit the liability of a Company Shareholder for fraud or intentional misrepresentation by such Company Shareholder.
Section 8.4 Limitations on Liability.
(a) No current or former shareholder, optionholder, director, officer, employee, Affiliate or advisor of the Company shall have any personal or individual liability of any nature to Parent, the Surviving Corporation or any Affiliate of Parent or the Surviving Corporation with respect to any inaccuracy in or breach of any representation or warranty set forth in, or any other breach of, this Agreement, except as specifically provided herein.
(b) Without limiting the effect of any other limitation set forth in this Agreement and in this Article 8, other than Losses arising from a breach of a Fundamental Representation or a Tax Representation, the Parent Indemnitees shall not be entitled to indemnification due to an inaccuracy in the representations and warranties set forth in Article 3 (each such inaccuracy or breach, a "Breach") until the aggregate amount of the Losses incurred by the Parent Indemnitees as a result of all Significant Breaches (excluding Losses that result from an inaccuracy of a Fundamental Representation or a Tax Representation) exceeds the Indemnification Basket, whereupon the Parent Indemnitees shall be entitled to receive all amounts for such Losses (including the amount of the Indemnification Basket).  For purposes of this Section 8.4(b), a "Significant Breach" means an individual Breach in which the Losses incurred by the Parent Indemnitees resulting from such Breach (and determined in accordance with the first sentence of Section 8.4(e)) exceeds $5,000.
(c) Parent acknowledges that, except as expressly provided in Article 3, as modified by the Disclosure Schedules and the Final Schedules, Parent is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.  The representations and warranties of the Company set forth in Article 3, as modified by the Disclosure Schedules and the Final Schedules, constitute the sole and exclusive representations and warranties to Parent in connection with the transactions contemplated by this Agreement, and Parent understands, acknowledges and agrees that all other representations and warranties of any kind or nature, express or implied (including any representations or warranties relating to the future or historical financial condition, results of operations, assets or liabilities of the Company or the quality, quantity or condition of the assets of the Company) are specifically disclaimed by the Company.  Parent acknowledges and agrees that no current or former stockholder, director, officer, employee, Affiliate or advisor of the Company has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.
(d) Nothing in this Article 8, including the limitations set forth in Section 8.3, Section 8.4 and Section 8.5, prevents Parent or Surviving Corporation from bringing a common law action for fraud or intentional misrepresentation against any Person whose own fraud or intentional misrepresentation has caused Parent or Surviving Corporation to incur Losses or limit the Losses recoverable by Parent or Surviving Corporation in such common law action, provided that neither Parent nor Surviving Corporation shall be entitled to recover Losses more than once for the same indemnifiable matter.
(e) For purposes of this Article 8, with respect to each representation or warranty set forth in this Agreement, the calculation of any Losses upon the determination that a breach has occurred shall be determined without regard to any qualifications using the terms "in any material respect," "in all material respects" or other qualifications based upon materiality, Company Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.  For purposes of this Article 8, any inaccuracy in or breach of any representation or warranty contained in the following provisions shall be determined without regard to any materiality, Company Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty: (i) Section 3.17(a)  and (ii) Section 3.23.
Section 8.5 Defense of Third‑Party Claims.  Promptly, and in no event more than five (5) Business Days, after Parent, the Surviving Corporation or any Affiliate of Parent or the Surviving Corporation receives notice or otherwise obtains knowledge of any actual or possible claim, demand, suit, action, arbitration, investigation, inquiry or proceeding that has been or may be brought, commenced or asserted by a third party against Parent, the Surviving Corporation or any of Parent's other Affiliates and that may give rise to an Indemnification Claim by Parent under this Article 8 (any such actual or possible claim, demand, suit, action, arbitration, investigation, inquiry or proceeding by a third party being referred to as a "Third‑Party Claim"), Parent shall deliver to the Shareholder Representative a written notice stating in reasonable detail the nature and basis of such Third‑Party Claim and the dollar amount of such Third‑Party Claim, to the extent known.  Except for the failure to deliver the written notice of a Third-Party Claim prior to the applicable survival date, the failure to provide a notice of the Third-Party Claim will not affect any rights hereunder except to the extent the indemnitor is materially prejudiced thereby. The Shareholder Representative shall have the right, at its option, at any time to assume the defense of any such Third‑Party Claim with its own counsel.  If the Shareholder Representative elects to assume the defense of any such Third‑Party Claim, then:
(a) Parent shall be entitled to monitor (but not control) such defense (and Parent shall not admit, and shall ensure that the Surviving Corporation does not admit, any liability with respect to such Third‑Party Claim), provided that notwithstanding anything to the contrary contained in this Agreement, Parent shall not be entitled to be indemnified (from the Escrow Fund or otherwise) for any costs or expenses incurred by Parent in connection with the defense of such Third‑Party Claim following the Shareholder Representative's election to assume the defense of such Third‑Party Claim;
(b) Parent shall make available to the Shareholder Representative all books, records and other documents and materials that are under the direct or indirect control of Parent or any of Parent's Affiliates and that the Shareholder Representative considers necessary or desirable for the defense of such Third‑Party Claim, shall execute such documents and take such other actions as the Shareholder Representative may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Third‑Party Claim, and shall otherwise cooperate as reasonably requested by the Shareholder Representative in the defense of such Third‑Party Claim; and
(c) the Shareholder Representative shall not enter into any settlement agreement providing for the settlement of such Third‑Party Claim without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned) if such settlement agreement imposes on Parent or any of its Affiliates any material obligation, other than an obligation to pay monetary damages in an amount less than the aggregate cash amount remaining in the Escrow Fund and available to pay such damages.
If the Shareholder Representative elects not to assume the defense of such Third‑Party Claim, then Parent shall proceed diligently to defend such Third‑Party Claim with the assistance of counsel reasonably satisfactory to the Shareholder Representative; provided, however, that neither Parent nor the Surviving Corporation shall settle, adjust or compromise such Third‑Party Claim, or admit any liability with respect to such Third‑Party Claim, without the prior written consent of the Shareholder Representative.
Section 8.6 Mitigation; Insurance.
(a) Promptly after Parent or the Surviving Corporation becomes aware of any event or circumstance that could reasonably be expected to constitute any breach of any representation or warranty set forth in Article 3, Parent or Surviving Corporation will take commercially reasonable steps to mitigate and minimize any Losses that may result from such breach.
(b) The amount of any Losses that are subject to indemnification out of the Escrow Fund or otherwise under this Article 8 shall be calculated net of the amount of (i) any third‑party insurance proceeds from any third party insurance paid to Parent or Surviving Corporation in connection with such Losses or any of the events or circumstances giving rise or otherwise related to such Losses and (ii) any federal, state or local Tax savings attributable to such Losses actually received by a Parent Indemnitee in the Tax year of the Loss or the two succeeding Tax years, in each case that were not previously deducted from the amounts paid to a Parent Indemnitee pursuant to the indemnification under this this Article 8.  For the avoidance of doubt, Parent and any Acquired Company shall be required in mitigation of Losses under this Article 8 to pursue any claim under insurance policies owned by Parent, the Surviving Company or other Acquired Company, unless specifically waived by the Shareholder Representative in writing.
Section 8.7 Exclusivity.  Except in the case of (i) fraud or intentional misrepresentation to the extent provided in Section 8.4(d), or (ii) in connection with a dispute under Section 2.6 which shall be decided by the Neutral Accounting Arbitrator, the right of Parent to receive indemnification payments pursuant to this Article 8 shall be the sole and exclusive right and remedy exercisable by Parent, the Surviving Corporation or any of Parent's Affiliates with respect to any inaccuracy in, or breach of any representation or warranty or other agreement contained in this Agreement.
Section 8.8 Indemnification Claims; Escrow Arrangements.
(a) No Parent Indemnitee shall be entitled to indemnification under this Article 8 unless he, she or it has duly delivered a written notice to the Shareholder Representative and the Escrow Agent (any such notice being referred to as a "Notice of Indemnification Claim," and the claim for indemnification described in such Notice of Indemnification Claim being referred to as an "Indemnification Claim"), setting forth: (i) the specific representation and warranty of the Company alleged to have been inaccurate or specific covenant of the Company alleged to have been breached, or other specific circumstance entitling Parent to such indemnification; (ii) a reasonably detailed description of the facts and circumstances giving rise to the alleged inaccuracy in such representation and warranty, breach of such covenant or other specific circumstance entitling the applicable Parent Indemnitees to such indemnification; and (iii) the aggregate dollar amount of the Losses that have been incurred by the Parent Indemnitees as a direct result of the inaccuracy or breach or other circumstance referred to in such notice (the aggregate amount of such estimate being referred to as the "Claimed Amount").
(b) During the 60‑day period commencing upon the receipt by the Shareholder Representative of a Notice of Indemnification Claim, the Shareholder Representative may deliver to Parent and the Escrow Agent a written response (the "Response Notice") in which the Shareholder Representative: (i) agrees that the full Claimed Amount is owed to Parent; (ii) agrees that part (but not all) of the Claimed Amount is owed to Parent; or (iii) asserts that no part of the Claimed Amount is owed to Parent.  Any part of the Claimed Amount that is not agreed by the Shareholder Representative to be owed to Parent shall be referred to as the "Contested Amount."
(c) If the Shareholder Representative delivers a Response Notice to Parent agreeing that all or any part of the Claimed Amount is owed to Parent, then, within three (3) days following the receipt of such Response Notice by Parent, Parent and the Shareholder Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release such amount agreed to by the Shareholder Representative (or such lesser amount as may remain in the Escrow Fund) to Parent from the Escrow Fund.  If the Shareholder Representative fails to deliver a Response Notice within 60 days after its receipt of a Notice of Indemnification Claim, the Escrow Agent shall release to Parent such portion of the Claimed Amount as Parent shall have certified in writing to the Escrow Agent as having been actually incurred by Parent prior to such date.
(d) If the Shareholder Representative and Parent are unable to resolve any dispute relating to any Contested Amount during the 30‑day period commencing upon the receipt of the Response Notice by Parent, then such dispute will be resolved in accordance with Section 9.5.
(e) If the Aggregate Escrow Balance as of the Escrow Release Date exceeds the aggregate dollar amount, as of the Escrow Release Date, of the Contested Amounts associated with all Indemnification Claims that have not been finally resolved and paid prior to the Escrow Release Date in accordance with this Section 8.8 (each, an "Unresolved Escrow Claim," and the aggregate dollar amount of such Contested Amounts as of the Escrow Release Date being referred to as the "Aggregate Pending Claim Amount"), then the Escrow Agent shall release Escrow Property from the Escrow Fund to the Escrow Participants (with the number of shares of Parent Common Stock and cash to be released to each Escrow Participant being determined in accordance with Section 8.8(g)) in an amount equal to the Aggregate Escrow Balance as of the Escrow Release Date minus the Aggregate Pending Claim Amount.
(f) Following the Escrow Release Date, if an Unresolved Escrow Claim is finally resolved, Parent and the Shareholder Representative shall jointly execute and deliver to the Escrow Agent, within three (3) Business Days after the final resolution of such Unresolved Escrow Claim, a written notice instructing the Escrow Agent to release from the Escrow Fund to the Escrow Participants, Escrow Property in an amount equal to the excess, if any, by which the Aggregate Escrow Balance as of the date of resolution of such Unresolved Escrow Claim exceeds the then aggregate amount of the Contested Amounts associated with all other remaining Unresolved Escrow Claims.
(g) In the event the Escrow Agent is required to release Escrow Property to the Escrow Participants pursuant to Section 8.8(e), Section 8.8(f) or otherwise, then the Escrow Agent will release shares of Parent Common Stock and cash to each Escrow Participant as follows:
(i) a number of shares of Parent Common Stock equal to the product of (A) the lesser of (x) the Aggregate Release Amount divided by the Deemed Per-Share Value and (y) the aggregate number of shares of Parent Common Stock then remaining in the Escrow Fund (such lesser amount, the "Aggregate Number of Released Parent Shares"), multiplied by (B) such Escrow Participant's Escrow Participation Percentage; and
(ii) an amount of cash equal to the product of (A)(i) the Aggregate Release Amount minus (ii) the product of (x) the Aggregate Number of Released Parent Shares multiplied by (y) the Deemed Per-Share Value, multiplied by (B) such Escrow Participant's Escrow Participation Percentage.
For purposes of this Section 8.8(g), the "Aggregate Release Amount" shall be the aggregate amount (specified as a dollar value) that the Escrow Agent is then required to release.
(h) The parties agree that any amounts released to Parent from the Escrow Fund pursuant to this Article 8 shall be treated as a reduction in the aggregate consideration paid in connection with the Merger for federal income Tax purposes.

Article 9

 MISCELLANEOUS PROVISIONS
Section 9.1 Shareholder Representative.
(a) By virtue of the approval of the Merger and this Agreement by the Escrow Participants and without any further action of any of the Escrow Participants or the Company, Fortis Advisors LLC, a Delaware limited liability company, is hereby appointed as the Shareholder Representative and as the true and lawful attorney-in-fact and exclusive agent under this Agreement and the Escrow Agreement.  The rights of the Escrow Participants to receive disbursements from the Escrow Fund and Holdback Account shall be subject to the right of Fortis Advisors LLC (the "Shareholder Representative") to take any and all actions and make any and all decisions required or permitted to be taken or made by the Shareholder Representative under this Agreement, the Escrow Agreement or the Shareholder Representative Engagement Agreement, including the exercise of the right to:  (i) give and receive notices and communications under Section 2.6, Article 8 or the Escrow Agreement; (ii) authorize delivery to Parent of cash from the Escrow Fund pursuant to Section 2.6(f)(ii) or in satisfaction of claims for indemnification made by Parent under Article 8; (iii) object to, agree to, negotiate, bring matters before the Neutral Accounting Arbitrator, or enter into settlements and compromises with respect to, any adjustment to the Merger Consideration pursuant to Section 2.6; (iv) object to claims for indemnification made by Parent under Article 8; (v) agree to, negotiate, enter into settlements and compromises of and comply with court orders with respect to claims for indemnification made by Parent under Article 8; (vi) undertake any defense of Third‑Party Claims; and (vii) take all actions necessary or appropriate in the good faith judgment of the Shareholder Representative for the accomplishment of the foregoing.  Notwithstanding the foregoing, the Shareholder Representative shall have no obligation to act on behalf of the Escrow Participants, except as expressly provided herein, in the Escrow Agreement and in the Shareholder Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Shareholder Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule.  The identity of the Shareholder Representative may be changed, and a successor Shareholder Representative may be appointed, from time to time (including in the event of the resignation or the death, disability or other incapacity of the Shareholder Representative) by Escrow Participants whose aggregate Escrow Participation Percentages exceed sixty percent (60%), and any such successor shall succeed the Shareholder Representative as Shareholder Representative hereunder.  The immunities and rights to indemnification shall survive the resignation or removal of the Shareholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.  No bond shall be required of the Shareholder Representative.  From and after the Effective Time, a decision, act, consent or instruction of the Shareholder Representative taken under this Agreement, the Escrow Agreement or the Shareholder Representative Engagement Agreement shall be final, binding and conclusive upon each Escrow Participant and such Escrow Participant's successors as if expressly confirmed and ratified in writing by such Escrow Participant, and all defenses which may be available to any Escrow Participant to contest, negate or disaffirm the action of the Shareholder Representative taken in good faith under this Agreement, the Escrow Agreement or the Shareholder Representative Engagement Agreement are waived.
(b) At the Closing, Parent shall make a cash payment to the Shareholder Representative, by wire transfer of immediately available funds to an account designated by the Shareholder Representative prior to the Closing Date, in an amount equal to the Representative Reimbursement Amount.  The Representative Reimbursement Amount shall be held by the Shareholder Representative for (i) reimbursement payable to the Shareholder Representative under this Section 9.1 or (ii) use as otherwise determined by the Advisory Group. The Shareholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Representative Reimbursement Amount other than as a result of its gross negligence or willful misconduct. The Shareholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Reimbursement Amount, and has no tax reporting or income distribution obligations. The Escrow Participants will not receive any interest on the Representative Reimbursement Amount and assign to the Shareholder Representative any such interest. Subject to Advisory Group approval, the Shareholder Representative may contribute funds to the Representative Reimbursement Amount from any consideration otherwise distributable to the Escrow Participants.  Any portion of the Representative Reimbursement Amount that has not been utilized by the Shareholder Representative pursuant to the terms of this Agreement on or prior to the date specified by the Shareholder Representative on or after the Escrow Release Date, shall be paid by the Shareholder Representative to the Escrow Agent for distribution to the Escrow Participants pro rata in accordance with their respective Escrow Participation Percentages.
(c) Certain Escrow Participants have entered into an engagement agreement (the "Shareholder Representative Engagement Agreement") with the Shareholder Representative to provide direction to the Shareholder Representative in connection with its services under this Agreement, the Escrow Agreement and the Shareholder Representative Engagement Agreement (such Escrow Participants, including their individual representatives, collectively hereinafter referred to as the "Advisory Group"). Neither the Shareholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the "Shareholder Representative Group"), shall be liable for any liability, loss, damage, penalty, fine, cost or expense incurred without gross negligence by the Shareholder Representative while acting in good faith and in the exercise of its good faith judgment and arising out of or in connection with the acceptance or administration of its duties or the exercise of its rights hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith).  The Escrow Participants shall indemnify, defend and hold harmless the Shareholder Representative Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement incurred without gross negligence or willful misconduct on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, under the Escrow Agreement or under the Shareholder Representative Engagement Agreement. The Escrow Fund shall be available to indemnify and hold the Shareholder Representative harmless against any liability, loss, damage, penalty, fine, cost or expense incurred by the Shareholder Representative without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of its duties under this Agreement and the Escrow Agreement.  The powers, immunities and rights to indemnification granted to the Shareholder Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Escrow Participant and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Escrow Participant of the whole or any fraction of his, her or its interest in the Escrow Fund and Holdback Account.
(d) The Shareholder Representative shall be entitled to deduct and recover from any amounts payable to the Escrow Participants pursuant to this Agreement or the Escrow Agreement any costs and expenses reasonably incurred by the Shareholder Representative in connection with actions taken by the Shareholder Representative pursuant to the terms of this Agreement or the Escrow Agreement (including the hiring of legal counsel and the incurring of legal fees and costs), after the Representative Reimbursement Amount has been exhausted. The Escrow Participants acknowledge that the Shareholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby.  Furthermore, the Shareholder Representative shall not be required to take any action unless the Shareholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Shareholder Representative against the costs, expenses and liabilities which may be incurred by the Shareholder Representative in performing such actions.
(e) From and after the Effective Time, Parent and the Surviving Corporation shall promptly afford to the Shareholder Representative reasonable access to the books, records (including accountants' work papers) and employees of Parent and the Surviving Corporation to the extent reasonably determined by the Shareholder Representative to be necessary to permit it to investigate or determine any matter relating to (i) its rights or obligations or the rights or obligations of the Escrow Participants under this Agreement, or (ii) the rights or obligations (under any law or otherwise) of the Escrow Participants with respect to any period ending on or before the date of this Agreement.  Unless otherwise consented to in writing by the Shareholder Representative, neither Parent nor the Surviving Corporation shall, for a period of four years after the date of this Agreement, destroy, alter or otherwise dispose of any of the books and records of the Surviving Corporation relating in whole or in part to any period prior to the date of this Agreement without first offering to surrender to the Shareholder Representative such books and records or any portion thereof which Parent or the Surviving Corporation may intend to destroy, alter or otherwise dispose of.
(f) Parent may rely and shall be protected in acting, or refraining from acting, upon any written notice, instruction or request furnished to it hereunder or under the Escrow Agreement and reasonably believed by Parent to be genuine and to have been signed or presented by the Shareholder Representative as if such written notice, instruction or request had been furnished to it by all the Escrow Participants.
(g) Parent hereby consents to the retention by the Shareholder Representative of Lubin Olson & Niewiadomski LLP ("Lubin Olson") as counsel following the Closing, notwithstanding that Lubin Olson has represented the Company in connection with the transactions contemplated by this Agreement, including the negotiation of this Agreement, and waives any right Parent or the Surviving Corporation may have to object to such representation.
(h) The Shareholder Representative shall be entitled to: (i) rely upon the Schedule of Escrow Participants, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Escrow Participant or other party.
Section 9.2 Expenses.  Except as otherwise provided herein, each party shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated by this Agreement, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.
Section 9.3 Waiver.
(a) Except as expressly set forth in this Agreement, no failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
Section 9.4 Entire Agreement; Counterparts; Exchanges by Facsimile.  This Agreement, the Escrow Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and provisions of this Agreement.
Section 9.5 Governing Law; Consent to Jurisdiction.  This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed entirely within such State, without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.  Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any California state court, or federal court of the United States of America sitting within the Northern District of California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court; and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 9.7.  Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.
Section 9.6 Assignability; Third-Party Rights.
(a) Subject to Section 9.6(b), this Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights or obligations of any party hereunder may be assigned or delegated by such party without the prior written consent of the other parties (provided further, however, that Parent may assign its rights under this Agreement to any Person acquiring all or substantially all of the assets or business of Parent and its subsidiaries), and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the other parties' prior written consent shall be void and of no effect.
(b) Except as set forth in the final sentence of this Section 9.6, nothing in this Agreement is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary contained in this Agreement (but without limiting any of the rights of the Shareholder Representative under this Agreement): (i) the Persons who hold shares of Company Common Stock immediately prior to the Effective Time shall be third party beneficiaries of the provisions set forth in Article 2; (ii) the Indemnified Parties shall be third party beneficiaries of the provisions set forth in Section 5.10; and (iii) all current and former shareholders, directors, officers, employees, Affiliates and advisors of the Company shall be third party beneficiaries of the last sentence of Section 8.4(c).
Section 9.7 Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by an internationally recognized overnight air courier (such as UPS or Federal Express), two (2) Business Days after dispatch from any location in the United States; (c) if sent by facsimile transmission before 5:00 p.m. on a Business Day, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission on a day other than a Business Day or after 5:00 p.m. on a Business Day and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement, provided that notices to the Shareholder Representative shall be delivered solely by facsimile transmission or e-mail, with confirmation of receipt:
if to the Company:
JetFleet Holding Corp.
1440 Chapin Avenue, Suite 310
Burlingame, CA  94010
Attention: Toni M. Perazzo

with a copy to:
Lubin Olson & Niewiadomski LLP
600 Montgomery Street, 14th Floor
San Francisco, CA  94111
Attention:  Audrey I. Baker
Facsimile: (415) 981-4343

if to Parent, Merger Sub or the Surviving Corporation:
AeroCentury Corp.
1440 Chapin Avenue, Suite 310
Burlingame, CA  94010
Attention: Christopher Tigno

With a copy to:
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304
Attention: Timothy J. Harris
Facsimile: (650) 494‑0792

if to the Shareholder Representative:
Fortis Advisors LLC
Attention:  Notice Department
Facsimile No.:  (858) 408-1843
Email: notices@fortisrep.com

with a copy to:
Lubin Olson & Niewiadomski LLP
600 Montgomery Street, 14th Floor
San Francisco, CA  94111
Attention:  Audrey I. Baker
Facsimile: (415) 981-4343
Section 9.8 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
Section 9.9 Construction.
(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."
(c) Except as otherwise indicated, all references in this Agreement to "Articles," "Sections," "Exhibits" and "Schedules" are intended to refer to Articles or Sections of this Agreement and Exhibits or Schedules to this Agreement.
(d) The bold‑faced headings set forth in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
Section 9.10 Specific Performance.  Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action or proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.  Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.  Further, each party agrees that in any action for specific performance brought to enforce a party's obligations under this agreement, if specific performance or other equitable relief is granted, the party obtaining such remedy or relief shall be entitled to be reimbursed for its reasonable expenses incurred in connection with such action, including its attorney's fees and expenses.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.
AEROCENTURY CORP.
By:
Name:
Title:

FALCON LANDING, INC.
By:
Name:
Title:

JETFLEET HOLDING CORP.
By:
Name:
Title:

And with respect to Article 8 and Section 9.1 only:
FORTIS ADVISORS LLC,
 as the Shareholder Representative
By:
Name:
Title: